SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2 TO FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

   BABY FOX INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	5621 (Primary Standard Industrial Classification Code Number)	26-0775642 (I.R.S. Employer Identification Number)

Shanghai Minhang, District, 89 Xinbang Road, Suite 305-B5, PRC 86 21 5415 3855 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jieming Huang
President and Chief Executive Officer
Minhang District
89 Xinbang Road, Suite 305-B5
Shanghai, P.R. China
86 21 5415 3855
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to: Kristina L. Trauger, Esq. Anslow + Jaclin, LLP 195 Route 9 South, Suite 204 Manalapan, New Jersey 07726 (732) 409-1212

Approximate Date of Commencement of Proposed Sale to the Public:  from time to time after the effective date of this Registration Statement as determined by market conditions and other factors.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $.001	868,262	$0.20	$173,653	$6.78

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c). Our common stock is not traded on any national exchange and in accordance with Rule 457, the offering price was determined by the price of the shares that were sold to our shareholders in a private placement memorandum. The price of $0.20 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

Subject to completion, dated May 15, 2009

868,262 shares of Common Stock

BABY FOX INTERNATIONAL, INC.

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. Our common stock is presently not traded on any market or securities exchange. The 868,262 shares of our common stock can be sold by selling security holders at a fixed price of $.20 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will receive no proceeds from the sale or other disposition of the shares, or interests therein, by the selling stockholders.

An investment in shares of our common stock involves a high degree of risk.  We urge you to carefully consider the Risk Factors beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed.  The selling stockholders may not sell these securities until the registration filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell these securities and neither we nor the selling stockholders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

May 15, 2009

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	4
FORWARD LOOKING STATEMENTS	12
USE OF PROCEEDS	12
DIVIDEND POLICY	13
MARKET FOR OUR COMMON STOCK	13
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	14
BUSINESS	26
MANAGEMENT	38
SECURITY OWNERSHIP	41
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	42
DESCRIPTION OF SECURITIES	42
SELLING STOCKHOLDERS	44
PLAN OF DISTRIBUTION	45
LEGAL MATTERS	47
EXPERTS	47
AVAILABLE INFORMATION	47
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	48

You should only rely on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover, but the information may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements, before making an investment decision .

THE COMPANY

Company Structure

Baby Fox International, Inc. (“Baby Fox”) is a Nevada corporation organized on August 13, 2007 by Hitoshi Yoshida, a Japanese citizen, as a listing vehicle to acquire Shanghai Baby Fox Fashion Co., Ltd. (“Shanghai Baby Fox”) and to be quoted on the Over-The-Counter Bulletin Board (OTCBB). Shanghai Baby Fox, a wholly owned China-based subsidiary of Baby Fox, was originally founded by our board director, Fengling Wang, in March 2006 under Chinese laws. On September 20, 2007, we entered into an Equity Share Acquisition Agreement with Fengling Wang. Pursuant to the Equity Share Acquisition Agreement, we purchased 100% of the equity shares of Shanghai Baby Fox in exchange for 5.72 million RMB, approximately equivalent to $806,608, which was subsequently contributed to equity. Since this transaction is deemed between entities under common control, the financial statements in this registration statement are those of Shanghai Baby Fox. The acquisition was consummated on November 26, 2007 when we received the Certificate of Approval from Shanghai Foreign Economic Relation & Trade Commission.

On January 18, 2008, we issued a total of 37,957,487shares of our common stock, $.001 par value per share to Baby Fox Limited, a British Virgin Islands entity controlled by Hitoshi Yoshida, our former officer and director, as founder’s shares. On May 6, 2008, Hitoshi Yodshida entered into stock option agreements with two of our directors, Jieming Huang and Jieping Huang, and Linyin Wang, respectively, to purchase all of the shares of Baby Fox Limited. Mr. Yodshida is the owner of 10,000 shares of Baby Fox Limited which represent 100% of the issued and outstanding common stock of Baby Fox Limited.

Pursuant to the option agreements, Mr. Yodshida granted Jieming Huang an option to purchase 7,000 shares at an aggregate exercise price of $700, granted Jieping Huang  an option to purchase 1,500 shares at an exercise price of $150, and  granted Linyin Wang an option to purchase 1,500 shares at an exercise price of $150. The three stock option agreements may be exercised until December 31, 2018 in accordance with the Exercise Schedule attached to each agreement. Jieming Huang and Jieping Huang are the sons of Fengling Wang. Linyin Wang is the husband of Fengling Wang and father of Jieming Huang and Jieping Huang.

The option agreements were entered into in conjunction with the combination transaction in order to satisfy China regulations Circular 75. Because Hitoshi Yoshida is not a Chinese resident, we do not need to register with local SAFE. This structure allows us to transfer the Shanghai Baby Fox ownership to offshore China through a “slow walk” model, by transferring share ownership over a period of time. Otherwise, if there were a direct transfer of Shanghai Baby Fox ownership to a Chinese resident controlled offshore special purpose company (SPV), Baby Fox Limited, we might be subject to Ministry of Commerce (MOC)’s approval.

Pursuant to the Chinese Company Law, Shanghai Baby Fox is a wholly foreign owned enterprise (WFOE). WFOE is a limited liability company wholly owned by foreign investor(s), which were originally created to encourage manufacturing business that was either export-oriented or related to the introduction of advanced technology. However, with China's entry into the WTO, WFOE has been increasingly adopted by service providers, including, but not limited to consulting and management services, software development, retail and trading.

The acquisition of Shanghai Bay Fox was effectuated upon the issuance of the Certificate of Approval by Shanghai Foreign Economic Relation & Trade Commission and the approval by the State Administration of Foreign Exchange (SFAE) Shanghai local branch. These approvals authorized the change of our status from a domestic enterprise to a WFOE, and our continuing operations of business  in the women apparel industry as a WFOE

The advantages of establishing a WFOE include, but are not limited to:

1.	Independence and freedom to implement the worldwide strategies of its parent company without having to consider the involvement of Chinese partner(s);
2.	Ability to formally carry out business rather than just function as a representative office and being able to issue invoices to their customers in RMB and receive revenues in RMB;
3.	Capability of converting RMB profits into US dollars for remittance to its parent company outside of China;
4.	Protection of intellectual know-how and technology;

5.	No requirement for Import / Export license for its own products;
6.	Full control of human resources
7.	Greater efficiency in operations, management and future development.

Our Business

Baby Fox is a growing specialty retailer, developer, and designer of fashionable, value-priced women’s apparel and accessories.  Our products are aimed to target women aged 20 to 40 in China. Our management team is experienced with fashion design, operations management, apparel sales and marketing backgrounds. We continuously update our fashions and clothing designs to stay in sync with the latest fashions and trends in Korea, Japan, & Europe.. As of December 31, 2008, the Baby Fox brand has gained exposure in leading women’s magazines, which has helped us open 175 stores in over 30 cities.

The Baby Fox brand was initially registered in Italy in May of 2003 and it is promoted as an international brand in China (i.e. designs based on current fashions in Europe, Japan, etc.). Foreign apparel brands from France, Italy, U.S, Japan, and the U.K have traditionally dominated the high end fashion scene in China. According to Roth Capital Partners’ report issued in February 2009 on “Macro Economics Updates,” China’s GDP reached 30.1 trillion Yuan (approximately USD 4.4 trillion) in 2008 which represented a growth rate of 9.0%, about 4 percent points below the growth rate of 13.0% in 2007. This is the first time since 2002 that China’s GDP fell below the average growth rate of 9.9%. Analyst predicts that China’s GDP will grow at 7.2% in 2009. China embraces one of the most promising apparel markets in the world. According to Li & Fung Research Center’s Report, China’s apparel market is listed after Brazil as the second-most attractive among emerging economies. Li & Fung Research Center’s research report “Latest Developments of China’s Apparel Market,” (Issue Number 13 in November 2008), shows that China’s apparel market had experienced significant growth over the past years. The total retail value of clothing, shoes, hats and textiles by wholesale and retail enterprises above designated size one in 2007 grew by 28.7% to achieve 302.41 billion Yuan (approximately 44.4 billion USD). In the first three quarters of 2008, the retail value growth registered slightly slower growth rate of 26.5%.

We lease our offices and distribution facilities, and utilize strategic relationships with leading manufactures in China. Our flexible organizational structure, strong relationships and core focus on design enables us to launch a garment from concept to distribution in just weeks.

We lease our store space from mall operators generally for an initial term of one year. The lease generally includes provisions providing that the mall operator can cancel or modify the lease if the sales of the store are below the mall operator’s expected levels for any three consecutive months. Approximately 25% of the store leases require payment of a fixed minimum rental plus percentage rentals if sales of such stores exceed certain levels. The remaining 75% of the leases require payment of percentage rentals with no minimum fixed rental. The percentage of sales paid as rent ranges from 16% to 39% depending upon, among other things, the location of the store, with rentals being higher in large cities. As of the date of this registration statement, none of our corporate stores has been closed by mall operators due to its lower than expected sales.

We began generating revenue in August 2006. We generated sales of $11,200,032, and a net income of $285,782 for the six months ended December 31, 2008. Our sales for the fiscal year ended June 30, 2008 were $15,055,727, with a net loss of $1,459,435.

Impact of Applicable Chinese Laws and Regulations

Because all of our sales are generated in China, our business operations are subject to applicable Chinese laws and regulations. There is no special restriction on apparel distribution in China. Our everyday business activities are subject to laws and regulations governing domestic trade, which are mainly promulgated by the Ministry of Commerce. We operate in compliance with various applicable laws and regulations include, but not limited to, labor and employment law, taxation, environmental laws and regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central government or local governments and agencies of the jurisdictions where we operate our business may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts from us to ensure our compliance with such regulations or interpretations.

Our internal and vendor operating guidelines promote compliance with laws and our sourcing personnel periodically visits and monitors the operations of our independent manufacturers. The violation of labor or other laws by one of our related party and independent manufacturers, or the divergence of our related party and independent manufacturers’ labor practices from those generally accepted as ethical, could result in adverse publicity for us and could have a material adverse effect on us.

Since January 2008, China began to implement its new corporate tax rates which range from 15% to 25%. The actual tax rate depends on where a company is registered and the industry that such company engages in. Our subsidiary, Shanghai Baby Fox, is currently subject to a corporate tax rate of 25%.

As a foreign invested enterprise, Shanghai Baby Fox is permitted to remit profits offshore and such remittance does not require any prior approval from the SAFE. Pursuant to the applicable laws and regulations, a foreign invested enterprise, such as Shanghai Baby Fox, cannot distribute dividends offshore if the losses of previous years have not been covered, but dividends that were not distributed in previous years may be distributed together with those of the current year. Repatriating registered capital offshore, however, is always forbidden during the term of business operation.

Summary of the Offering

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.

We will not receive any of the proceeds from the sale of these shares. The offering price of $.20 was determined by the price shares were sold to our shareholders in a private placement offering. The offering price of $.20 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at prevailing market prices or privately negotiated prices. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

There is currently no public market for our securities and you may not be able to liquidate your investment since there is no assurance that a public market will develop for our common stock or that our common stock will ever be approved for trading on a recognized exchange.  After this document is declared effective by the Securities and Exchange Commission, we intend to seek a market maker to apply for a quotation on the OTC BB in the United States. Our shares are not and have not been listed or quoted on any exchange or quotation system. We cannot assure you that a market maker will agree to file the necessary documents with the OTC BB, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate its investment.

We intend to apply for quoting of our common stock on the OTCBB, which we estimate will cost around $470,000. The breakdown of such costs is estimated as following:

Legal Counsel	$100,000

Auditor	$110,000

Other consultants	$260,000

Total:	$470,000

We estimate that to maintain a quoting status will cost us $200,000 to $300,000 annually which will include legal, auditing and Chief Financial Officer’s salary expenses.

We will rely on professional services to carry out this plan, which includes, but is not limited to, a U.S. law firm with corporate and securities practice, a PCAOB registered auditor and consultants. In addition, we also expect to employ a Chief Financial Officer (CFO) who is familiar with US generally accepted accounting principles and the requirements related to public company listing.  We have already started searching for a CFO with such qualification, but as of the date of this registration statement, we have not located such a CFO. We engaged Anslow & Jaclin LLP as our U.S. legal counsel on June 7, 2007, and Paritz & Company, P.A. as our auditor on June 4, 2007. We filed our initial registration statement on May 12, 2008, and estimate that it will take additional six (6) to twelve (12) months until our registration statement is declared effective.

To be quoted on the OTCBB, we must engage a market maker to file an application for a trading symbol on our behalf with the Financial Industry Regulatory Authority (FINRA). This process may take between three (3) to six (6) months. We plan to engage a market maker after our registration statement is declared effective by the Securities and Exchange Commission (the “SEC”)..

Where You Can Find Us

We presently maintain our principal office at Minhang District, 89 Xinbang Road, Suite 305-B5, Shanghai, P.R. China. Our telephone number is +86 21 5415 3855. We maintain a website at www.babyfoxstyle.com.

RISK FACTORS

See “RISK FACTORS” for a discussion of the above factors and certain additional factors that should be considered in evaluating an investment in the common stock.

SUMMARY FINANCIAL AND OPERATING INFORMATION

The following selected financial information is derived from the Consolidated Financial Statements appearing elsewhere in this prospectus and should be read in conjunction with the Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this prospectus.

	For Six Months Ended
	December 31, 2008	December 31, 2007
	Unaudited	Unaudited
Summary of Operations
Total sales	$11,200,032	$6,286,431
Net income (loss)	$285,782	$398,989
Basic and diluted income (loss) per common share	$0.01	$0.01
Weighted average common shares outstanding, basic and diluted	40,427,499	38,057,487

As of December 31,
Statement of Financial Position	2008
Cash and cash equivalents	$421,716
Total assets	$10,581,591
Total current liabilities	$10,734,903
Long-term debt	$1,641,767
Stockholders’ deficiency	$(1,795,079)

Summary of Operations	Year Ended June 30, 2008	Year Ended June 30, 2007
Total sales	$15,055,727	$6,964,012
Net income (loss)	$(1,459,435)	$252,799
Net income (loss) per common share (basic and diluted)	$(0.04)	$0.01
Weighted average common shares outstanding, basic and diluted	39,068,722	38,057,487

Statement of Financial Position	As of June 30, 2008	As of June 30, 2007

Cash and cash equivalents	$110,140	$321,879
Total assets	$9,239,943	$3,450,699
Current Liabilities	$9,679,883	$2,535,107
Long-term debt	$1,642,075	$-
Stockholders’ equity (deficiency)	$(2,082,015)	$915,592

* Our wholly-owned subsidiary, Shanghai Baby Fox, declared dividends on August 8, 2007 and December 10, 2007 in the amount of $401,973 and $433,757 respectively. We plan to pay the dividends before December 31, 2010, when our net income exceeds the total amount due ($835,231). The payment may have a significant impact on our financial position and reduce our planned store openings. Our Nevada corporation, Baby Fox International, Inc., has not declared any dividend since its inception on August 13, 2007.

RISK FACTORS

The shares of our common stock being offered for resale by the selling stockholders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.  This Risk Factors section has addressed all material risks that should be considered in evaluating an investment in the common stock.

Risks Relating to Our Business

·
WE MUST SUCCESSFULLY GAUGE FASHION TRENDS AND CHANGING CONSUMER PREFERENCES, AND PROVIDE MERCHANDISE THAT SATISFIES CUSTOMER DEMAND IN A TIMELY MANNER TO INCREASE OUR SALE VOLUME AND IMPROVE OUR OPERATING RESULTS.

Our success is largely dependent upon our ability to gauge the fashion tastes of our customers and to provide merchandise that satisfies customer demand in a timely manner. The global specialty retail business fluctuates according to changes in consumer preferences dictated, in part, by fashion and season. To the extent we misjudge the market for our merchandise or the products suitable for local markets, our sales will be adversely affected and the markdowns required to move the resulting excess inventory will adversely affect our operating results. Some of our past product offerings have not been well received by our broad and diverse customer base. Merchandise misjudgments could have a material adverse effect on our operating results.

Our ability to anticipate and effectively respond to changing fashion trends depends in part on our ability to attract and retain key personnel in our design, merchandising, marketing and other functions. Competition for this personnel is intense, and we cannot be sure that we will be able to attract and retain a sufficient number of qualified personnel in future periods.

Fluctuations in the global specialty retail business especially affect the inventory owned by apparel retailers, since merchandise usually must be ordered well in advance of the season and frequently before fashion trends are evidenced by customer purchases. In addition, the cyclical nature of the global specialty retail business requires us to carry a significant amount of inventory, especially prior to peak back-to-school and holiday selling seasons when we build up our inventory levels. We must enter into contracts for the purchase and manufacture of merchandise well in advance of the applicable selling season. As a result, we are vulnerable to demand and pricing shifts and to suboptimal selection and timing of merchandise purchases. In the past, we have not always predicted our customers’ preferences and acceptance levels of our fashion items with accuracy. In addition, lead times for many of our purchases are long, which may make it more difficult for us to respond to new or changing fashion trends or consumer acceptance for our products. If sales do not meet expectations, too much inventory may cause excessive markdowns and, therefore, lower than planned margins.

·
OUR BUSINESS IS HIGHLY COMPETITIVE AND DEPENDS ON CONSUMER SPENDING PATTERNS. INTERNATIONAL AND CHINA DOMESTIC ECONOMIC DOWNTURN MAY CAUSE DECLINES IN CONSUMER SPENDING ON APPAREL AND ACCESSORIES, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATING RESULTS.

The global specialty apparel retail industry is highly competitive. In Chinese market, we compete with China’s national and local department stores, specialty and discount store chains, independent retail stores and internet businesses that market similar lines of merchandise. We face a variety of competitive challenges including:

•	anticipating and quickly responding to changing consumer demands;

•	maintaining favorable brand recognition and effectively marketing our products to consumers in several diverse market segments;

•	developing innovative, high-quality products in sizes, colors and styles that appeal to consumers of varying age groups and tastes;

•	sourcing merchandise efficiently;

•	competitively pricing our products and achieving customer perception of value;

•	providing strong and effective marketing support; and

•	attracting consumer traffic.

Our business is sensitive to a number of factors that influence the levels of consumer spending, including political and economic conditions such as recessionary environments, the levels of disposable consumer income, consumer debt, interest rates and consumer confidence. Declines in consumer spending on apparel and accessories could have a material adverse effect on our operating results. According Li & Fung Research Center’s report, China’s apparel market listed after Brazil as the second-most attractive among emerging economies. Nonetheless, short-term sector outlook is not quite promising with slower income growth and poorer consumer sentiment. Urbanites, the major driving force of apparel sales, have witnessed their disposable income growth in real terms down to 7.5% year-over-year in first three quarters of 2008; in 2007, it increased by 12.2%. Besides, macroeconomic concerns, property and stock market slump have harmed consumer confidence. China’s consumer confidence index dropped to 93.4 in September 2008, the lowest level recorded since February 2006; sales of discretionary fashion items have shown signs of slowdown.

We also face competition with European, American, Japanese and Canadian manufacturers with established regional and national chains in China. Meanwhile, softer global demand has posed huge challenges to clothing exporters within China. Export growth of garment and textile moderated to 1.8% year-over-year and 21.3% year-over-year respectively during the first three quarters of 2008, compared to 3.4% year-over-year and 26.8% year-over-year in the first half of 2008. A increasing number of export-oriented clothing enterprises now attempt to engage in China domestic sales. Our success in China’s domestic markets depends on our ability to determine a sustainable profit formula to build brand loyalty and gain market share in these challenging retail environments. If we cannot effectively take advantage of both domestic and international growth opportunities, our results of operations could be adversely affected.

    · WE EXPECT THAT STORE OPENING COSTS WILL REDUCE NET INCOME IN FUTURE PERIODS.

Due to the initial term of the leases with mall operators and the cancellation provisions in the store leases, the cost of leasehold improvements and store fixtures averaging $21,750 per store are charged to expense as incurred. In addition, we incur additional costs related to hiring and training new employees averaging $3,000 per store. The effect of store openings could potentially reduce reported net income in the period of store openings.

·
WE NEED TO MANAGE GROWTH IN OPERATIONS TO MAXIMIZE OUR POTENTIAL GROWTH AND ACHIEVE OUR EXPECTED REVENUES AND OUR FAILURE TO MANAGE GROWTH WILL CAUSE A DISRUPTION OF OUR OPERATIONS RESULTING IN THE FAILURE TO GENERATE REVENUE.

In order to maximize potential growth in our current and potential markets, we believe that we must expand our sourcing of apparel and accessories and marketing operations. This expansion will place a significant strain on our management and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures, and management information systems. We will also need to effectively train, motivate, and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

In order to achieve the above mentioned targets, our general strategies are to maintain and search for hard-working employees who have innovative initiatives; on the other hands, we will also keep a close eye on expanding opportunities, for example, acquisition of state-owned enterprises.

·	OUR INDEPENDENT AUDITORS HAVE EXPRESSED THEIR CONCERN AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN.

Our independent auditors, Paritz & Company, P.A., have expressed substantial doubt concerning our ability to continue as a going concern. As of June 30, 2008, we had a stockholders’ deficiency of $2,082,015, a working capital deficit of $439,940 and a net loss of $1,459,435 for the fiscal year of 2008.  We will continue incurring additional expenses as we implement our growth and expansion plan in the fiscal year of 2009, which will reduce our net income in 2009.

•	WE PLAN TO MAKE PAYMENTS OF THE UPDAID DIVIDEND THAT WE DECLARED IN 2006 and 2007. THIS PAYMENT WILL SUBSTANTIALLY DECREASE OUR CASH POSITION>

We declared cash dividends on August 8, 2007 and December 10, 2007 in the amount of $401,973 at $4.01 per share, and $433,757, at $4.34 per share, respectively, which have not been paid as of the date of this registration statement. We plan to pay these dividends when our net income exceeds the aggregate amount of these two dividends. The payment of the dividends will substantially decrease our cash position, and may consequently reduce the number of corporate stores that we plan to open in the future.

      ·   WE MAINTAIN VARIOUS BUSINESS RELATIONSHIPS WITH RELATED PARTIES.

We entered into various material agreements with our shareholders, our officers and directors, the family members of our shareholders or officers and directors, and enterprises in which one or more of our shareholders or officers and directors hold substantial interests. Our business operations and development rely upon the belief that our counterparties to these agreements will execute their responsibilities and obligations as set forth in these agreements. A substantial portion of our revenues also derive from our transactions with related parties.

It is possible that in the future, we will not able to generate revenues with related parties at the current level or at all. If and to the extent such related party transactions also occur in the future, they could result in a conflict of interests between their duties as our shareholders or members of our executive group, and their interests as representatives and/or shareholders of parties that benefit from business relationships with us. Such conflicts of interest could have a material adverse effect on our business, financial condition and results of operations .

·
SUBSTANTIALLY ALL OF OUR BUSINESS, ASSETS AND OPERATIONS ARE LOCATED IN CHINA. THE CHINESE GOVERNMENT MAY TAKE MEASURES THAT BENEFIT THE OVERALL ECONOMY OF CHINA, BUT MAY HAVE AN ADVERSE EFFECT ON OUR OPERATIONS.

Substantially all of our business, assets and operations are located in China. The economy of China differs from the economies of most developed countries in many respects. The economy of China has been transitioning from a planned economy to a market-oriented economy. Although in recent years the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry by imposing industrial policies. It also exercises significant control over China's economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Some of these measures benefit the overall economy of China, but may have a negative effect on us.

·
WE CANNOT ASSURE YOU THAT WE CAN SUCCEED IN OUR STRATEGY TO GROW ORGANICALLY THROUGH INCREASING THE DISTRIBUTION AND SALES OF OUR PRODUCTS BY PENETRATING EXISTING MARKETS IN PRC AND ENTERING NEW GEOGRAPHIC MARKETS IN PRC AS WELL AS OTHER PARTS OF ASIA AND THE UNITED STATES.  OUR FAILURE TO IMPLEMENT THIS STRATEGY MAY RESULT IN A NEGATIVE IMPACT ON OUR GROWTH, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND CASH FLOW.

One of our strategies is to grow organically through increasing the distribution and sales of our products by penetrating existing markets in PRC and entering new geographic markets in PRC as well as other parts of Asia and the United States. However, many obstacles to entering such new markets exist, including, but not limited to, international trade and tariff barriers, shipping and delivery costs, costs associated with marketing efforts abroad and maintaining attractive foreign exchange ratios. We cannot, therefore, assure you that we will be able to successfully overcome such obstacles and establish our products in any additional markets. Our inability to implement this organic growth strategy successfully may have a negative impact on our growth, future financial condition, results of operations or cash flows.

·	IF WE NEED ADDITIONAL CAPITAL TO FUND OUR GROWING OPERATIONS, WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT CAPITAL AND MAY BE FORCED TO LIMIT THE SCOPE OF OUR OPERATIONS.

If adequate additional financing is not available on acceptable terms, we may not be able to undertake store expansion, purchase additional machinery and purchase equipment for our operations and we would have to modify our business plans accordingly. There is no assurance that additional financing will be available to us.

In connection with our growth strategies, we may experience increased capital needs and accordingly, we may not have sufficient capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including (i) our profitability; (ii) the release of competitive products by our competition; (iii) our research and development expenses; and (iv) the amount of our capital expenditures, including acquisitions. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies has experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our shares of common stock can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. If we need additional funding, the market fluctuations affecting our stock price could limit our ability to obtain equity financing.

If we cannot obtain additional funding, we may be required to: (i) limit our store expansion; (ii) limit our marketing efforts; and (iii) decrease or eliminate capital expenditures.

Such reductions could materially adversely affect our business and our ability to compete.

Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

BABY FOX LIMITED IS OUR PARENT COMPANY AND COULD TAKE ACTIONS THAT ARE DETRIMENTAL TO YOUR INVESTMENT FOR WHICH YOU WOULD HAVE NO REMEDY.

Baby Fox Limited beneficially owns the majority of our outstanding common stock as of the date of this filing. It has the ability to substantially influence our management, policies, and business operations. It will have the ability to control all matters submitted to the stockholders for approval, including the election and removal of directors and the approval of any merger and consolidation, or sale of all or substantially all of our assets. It could take actions detrimental to your investment in the future for which you would have no remedy.

WE SOURCED 49% OF OUR PRODUCT MANUFACTURING FROM A RELATED PARTY, CHANGZHOU CTS FASHION CO., LTD, PURSUANT TO A PURCHASE AGREEMENT. IF THE RELATED PARTY CANCELS THE PURCHASE AGREEMENT, IT WILL TAKE US CONSIDERABLE TIME AND EFFORT TO LOCATE NEW QUALIFIED SUPPLIERS.

In the fiscal year ended June 30, 2008, we sourced 49% of our product from a related party, Changzhou CTS Fashion Co., Ltd. (the “Changzhou CTS”). Pursuant to the purchase agreement with Changzhou CTS, we pay 30% of the total price of the value as down payment upon placing an order, pay 60% upon our receipt of the order, and pay the remaining balance within 25 days following the receipt of the products. Besides delivery time and location, the agreement specifies that the products must be manufactured strictly as confirmed samples and in accordance with national standards and should be shipped only upon approval of our quality control director. Should such a purchase agreement be cancelled, it will take us considerable time and effort to locate new qualified suppliers.

•	NEED FOR ADDITIONAL EMPLOYEES.

Our future success also depends upon our continuing ability to attract and retain highly qualified personnel.  Our business expansion, management and operation will require additional managers and employees with industry experience, and our success  will be highly dependent on our ability to attract and retain skilled management personnel and other employees. Competition for such personnel is intense. There can be no assurance that we will be able to attract or retain highly qualified personnel. Competition for skilled personnel in the fashion industry is significant. This competition may make it more difficult and expensive to attract, hire and retain qualified managers and employees. Our inability to attract skilled management personnel and other employees as needed could have a material adverse effect on our business, operating results and financial condition. Our arrangement with our current employees is at will, meaning its employees may voluntarily terminate their employment at any time. We anticipate that the use of stock options, restricted stock grants, stock appreciation rights, and phantom stock awards will be valuable in attracting and retaining qualified personnel. However, there is no assurance that this plan can achieve such effect.

·
INTERNATIONAL OPERATIONS REQUIRE US TO COMPLY WITH A NUMBER OF UNITED STATES AND INTERNATIONAL REGULATIONS WHICH MAY INCREASE OUR OPERATING COSTS, LIMIT THE SCOPE OF OUR TRANSACTIONS AND REDUCE OUR ABILITY TO CONTINUOUSLY INCREASE OUR PROFITS.

We are required to comply with a number of international regulations in countries outside of the United States, which may increase our operating costs. In addition, we must comply with the Foreign Corrupt Practices Act, or FCPA, which prohibits U.S. companies or their agents and employees from providing anything of value to a foreign official for the purposes of influencing any act or decision of these individuals in their official capacity to help obtain or retain business, direct business to any person or corporate entity or obtain any unfair advantage. Any failure by us to adopt appropriate compliance procedures and ensure that our employees and agents comply with the FCPA and applicable laws and regulations in foreign jurisdictions could result in substantial penalties and/or restrictions in our ability to conduct business in certain foreign jurisdictions. We believe we are currently in compliance with such regulations. The U.S. Department of The Treasury's Office of Foreign Asset Control, or OFAC, administers and enforces economic and trade sanctions against targeted foreign countries, entities and individuals based on U.S. foreign policy and national security goals. As a result, we are restricted from entering into transactions with certain targeted foreign countries, entities and individuals except as permitted by OFAC which may reduce our ability to increase our profits.

·	WE MAY INCUR SIGNIFICANT COSTS TO ENSURE COMPLIANCE WITH UNITED STATES CORPORATE GOVERNANCE AND ACCOUNTING REQUIREMENTS.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Risks Relating to the People's Republic of China

· 
FAILURE TO COMPLY WITH PRC REGULATIONS RELATED TO THE ESTABLISHMENT OF OFFSHORE SPECIAL PURPOSE COMPANIES BY PRC RESIDENTS MAY SUBJECT OUR PRC RESIDENT STOCKHOLDERS TO PERSONAL LIABILITY, LIMIT OUR ABILITY TO ACQUIRE PRC COMPANIES OR TO INJECT CAPITAL INTO OUR PRC SUBSIDIARIES, AND LIMIT OUR PRC SUBSIDIARIES’ ABILITY TO DISTRIBUTE PROFITS TO US.

In October 2005, the SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control of an offshore special purpose company (SPV), for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006. Failure to comply with the requirements of Circular 75, as applied by SAFE, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

We believe our controlling stockholder, Hitoshi Yoshida, a Japanese national, who is not a PRC resident as defined in Circular 75. We believe that there is no need for Hitoshi Yoshida to register with the relevant branch of SAFE, as currently required, in connection with his equity interests in us and our acquisitions of equity interests in our PRC subsidiary. We further believe other PRC individuals, who are either purchasers of our March 2008 private placement or individuals and controlling shareholders of certain BVI companies in receiving our January 18, 2008 share issue, are not required to register with the relevant branch of SAFE in connection with their equity interest in us and with our acquisitions of equity interests in our PRC subsidiary, because they hold total less than five percent (5%) of our issued and outstanding shares.

However, we cannot provide any assurances that they, their existing registrations, and their amendments to their registrations have fully complied with all applicable registrations or approvals required by Circular 75. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by our PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75. We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 75, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

· 
EVEN THOUGH WE HAVE OBTAINED THE GOVERMENTAL APPROVALS WHICH ALLOW US TO CHANGE OUR ENTITY FROM A CHINESE DOMESTIC ENTERPRISE TO A WHOLLY FOREIGN OWNED ENTERPRISE AND TO CONTINUE OUR BUSINESS IN CHINESE WOMEN APPAREL INDUSTRY AS A WHOLLY FOREIGN OWNED ENTERPRISE WITHOUT ANY RESTRICTIONS, THERE IS SUBSTANTIAL UNCERTAINTY WITH RESPECT TO THE FUTURE INTERPRETATION AND APPLICATION OF THE RELEVANT LAWS AND REGULATIONS.

Under PRC laws and regulations, an industry is considered a “key industry” if the acquisition of the industry by an foreign entity may have an impact on “national economic security” or result in a transfer of actual control of a domestic enterprise that owns a well-known trademark or historic Chinese brand name. The women's apparel industry is not considered as a “key industry” in China.  Accordingly, PRC laws and regulations do not restrict foreign investment in China’s women apparel industry.

When we acquired Shanghai Baby Fox on September 20, 2007, we received the Certificate of Approval from Shanghai Foreign Economic Relation & Trade Commission and the approval from SAFE Shanghai local branch. The approvals gave us the permission to change our entity from a domestic enterprise to a WFOE, and to continue our business in the women apparel industry in China as a WFOE without being subject to any restrictions.

Although we believe that our operations are in compliance with current, applicable PRC regulations in all material aspects, many PRC laws and regulations are subject to extensive interpretive power of governmental agencies and commissions, and there is substantial uncertainty regarding the future interpretation and application of these laws or regulations.

·
CERTAIN POLITICAL AND ECONOMIC CONSIDERATIONS RELATING TO THE PRC COULD ADVERSELY AFFECT OUR OPERATIONS. OUR OPERATING RESULTS MAY BE ADVERSELY AFFECTED BY CHANGES IN THE PRC’S ECONOMIC AND SOCIAL CONDITIONS AS WELL AS BY CHANGES IN THE POLICES OF THE PRC GOVERNMENT.

The PRC is transitioning from a planned economy to a market economy. While the PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms carried out by the PRC government are unprecedented or experimental, and are expected to be refined and improved. Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC's economic and social conditions as well as by changes in the policies of the PRC government, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the interest rate or method of taxation, and the imposition of additional restrictions on currency conversion.

According to Roth Capital Partners’ report on “Macro Economics Updates” in February 2009, China’s GDP reached 30.1 trillion RMB (approximately USD 4.4 trillion) in 2008, which represented a growth rate of 9.0% in 2008, about 4 percent points below the growth rate of 13.0% in 2007. This is the first time since 2002 that China’s GDP fell below the average growth rate of 9.9% from 1978 to 2008. Analyst predicts that China’s GDP will grow 7.2% in 2009. Following the announcement of the 4 trillion Yuan (approximately $588 billion in USD) stimulus plan in November 2008, China is considering and has announced a series of packages to boost the economy, especially, the support plans for ten key industries, that have been severely harmed by the global recession, including Auto & Steel, textile, equipment manufacturing, non-ferrous metal, petrochemical, shipbuilding, electronics & Information, logistics and light industries. However, there is no assurance on whether and when China’s economy, where our operations is located, will recover.

· 
IF THE CHINA SECURITIES REGULATORY COMMISSION, OR CSRC, OR ANOTHER PRC REGULATORY AGENCY, DETERMINES THAT CSRC APPROVAL IS REQUIRED IN CONNECTION WITH THIS OFFERING, THIS OFFERING MAY BE DELAYED OR CANCELLED, OR WE MAY BECOME SUBJECT TO PENALTIES.

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006. This new regulation, among other things, has certain provisions that require SPVs formed for the purpose of acquiring PRC domestic companies and controlled by PRC individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock market. In our case, the formation on August 13, 2007 by Hitoshi Yoshida, a Japanese national, of Baby Fox International, Inc., a Nevada State corporation and subsequent acquisition of Shanghai Baby Fox Fashion Co., Ltd. from Fengling Wang, should not be seen as a PRC individual’ acquisition of a PRC domestic company as contemplated by the new regulation and we therefore have not applied to the CSRC for approval under this regulation. Nonetheless, if the CSRC or another PRC regulatory agency subsequently determines that the CSRC’s approval is required for this offering, we may face sanctions by the CSRC or another PRC regulatory agency. If this happens, these regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, restrict or prohibit payment or remittance of dividends to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to delay or cancel this offering before settlement and delivery of the shares being offered by us.”

·	THE RECENT NATURE AND UNCERTAIN APPLICATION OF MANY PRC LAWS APPLICABLE TO US CREATE AN UNCERTAIN ENVIRONMENT FOR BUSINESS OPERATIONS AND THEY COULD HAVE A NEGATIVE EFFECT ON US.

The PRC legal system is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects.

·	CURRENCY CONVERSION AND EXCHANGE RATE VOLATILITY COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

The PRC government imposes control over the conversion of Renminbi into foreign currencies. Under the current unified floating exchange rate system, the People's Bank of China publishes an exchange rate, which we refer to as the PBOC exchange rate, based on the previous day's dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the PBOC exchange rate according to market conditions.

Pursuant to the Foreign Exchange Control Regulations of the PRC issued by the State Council which came into effect on April 1, 1996, and the Regulations on the Administration of Foreign Exchange Settlement, Sale and Payment of the PRC which came into effect on July 1, 1996, regarding foreign exchange control, conversion of Renminbi into foreign exchange by Foreign Investment Enterprises, or FIEs, for use on current account items, including the distribution of dividends and profits to foreign investors, is permissible. FIEs are permitted to convert their after-tax dividends and profits to foreign exchange and remit such foreign exchange to their foreign exchange bank accounts in the PRC. Conversion of Renminbi into foreign currencies for capital account items, including direct investment, loans, and security investment, is still under certain restrictions. On January 14, 1997, the State Council amended the Foreign Exchange Control Regulations and added, among other things, an important provision, which provides that the PRC government shall not impose restrictions on recurring international payments and transfers under current account items.

Enterprises in the PRC (including FIEs) which requires foreign exchange for transactions relating to current account items, may, without approval of the SAFE, effect payment from their foreign exchange account or convert and pay at the designated foreign exchange banks by providing valid receipts and proofs.

Convertibility of foreign exchange in respect of capital account items, such as direct investment and capital contribution, is still subject to certain restrictions, and prior approval from the SAFE or its relevant branches must be sought.

Furthermore, the Renminbi is not freely convertible into foreign currencies nor can be freely remitted abroad. Under the PRC’s Foreign Exchange Control Regulations and the Administration of Settlement, Sales and Payment of Foreign Exchange Regulations, foreign invested enterprises are permitted either to repatriate or distribute its profits or dividends in foreign currencies out of its foreign exchange accounts, or exchange Renminbi for foreign currencies through banks authorized to conduct foreign exchange business. The conversion of Reminbi into foreign currencies for capital items, such as direct investment, loans and security investment, is subject, however, to more stringent controls.

Since 1994, the exchange rate for Renminbi against the United States dollar has remained relatively stable, most of the time in the region of approximately RMB8.28 to $1.00. However, in 2005, the Chinese government announced that it would begin pegging the exchange rate of the Chinese Renminbi against a number of currencies, rather than just the U.S. dollar and, the exchange rate for the Renminbi against the U.S. dollar became RMB8.02 to $1.00. As our operations are primarily in PRC, any significant revaluation or devaluation of the Chinese Renminbi may materially and adversely affect our cash flows, revenues and financial condition. We may not be able to hedge effectively against in any such case. For example, to the extent that we need to convert United States dollars into Chinese Renminbi for our operations, appreciation of this currency against the United States dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert Chinese Renminbi into United States dollars for other business purposes and the United States dollar appreciates against this currency, the United States dollar equivalent of the Chinese Renminbi we convert would be reduced. There can be no assurance that future movements in the exchange rate of Renminbi and other currencies will not have an adverse effect on our financial condition. Our operating companies are FIEs to which the Foreign Exchange Control Regulations are applicable. There can be no assurance that we will be able to obtain sufficient foreign exchange to pay dividends or satisfy other foreign exchange requirements in the future.

·	IT MAY BE DIFFICULT TO AFFECT SERVICE OF PROCESS AND ENFORCEMENT OF LEGAL JUDGMENTS UPON US AND OUR OFFICERS AND DIRECTORS BECAUSE THEY RESIDE OUTSIDE THE UNITED STATES.

As our operations are presently based in PRC and a majority of our directors and all of our officers reside in PRC, our service of process and such directors and officers may be difficult to effect within the United States. Also, our main assets are located in PRC and any judgment obtained in the United States against us may not be enforceable outside the United States.

·
SINCE ALL OF OUR OPERATIONS ARE IN PRC. ANY FUTURE OUTBREAK OF PATHOGENIC ASIAN BIRD FLU IN CHICKENS AND DUCKS, OR ANY OTHER EPIDEMIC IN PRC COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS OPERATIONS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Since mid-December 2003, a number of Asian countries have reported outbreaks of highly pathogenic avian bird flu in chickens and ducks. Since all of our operations are in PRC, an outbreak of the Asian Bird Flu in PRC in the future may disrupt our business operations and have a material adverse effect on our financial condition and results of operations. For example, a new outbreak of Asian Bird Flu, or any other epidemic, may reduce the level of economic activity in affected areas, which may lead to a reduction in our revenue if our clients cancel existing contracts or defer future expenditures. In addition, health or other government regulations may require temporary closure of our offices, or the offices of our customers or partners, which will severely disrupt our business operations and have a material adverse effect on our financial condition and results of operations.

·	WE MAY EXPERIENCE CURRENCY FLUCTUATION AND LONGER EXCHANGE RATE PAYMENT CYCLES WHICH WILL NEGATIVELY AFFECT THE COSTS OF OUR PRODUCTS SOLD AND THE VALUE OF OUR LOCAL CURRENCY.

The local currencies in the countries in which we sell our products may fluctuate in value in relation to other currencies. Such fluctuations may affect the costs of our products sold and the value of our local currency profits. While we are not conducting any meaningful operations in countries other than PRC at the present time, we may expand to other countries and may then have an increased risk of exposure of our business to currency fluctuation.

WE HAVE NO PLAN TO DECLARE ANY DIVIDENDS TO SHAREHOLDERS IN THE NEAR FUTURE.

We currently intend to retain our future earnings, if any, to support our operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Although in the fiscal year of 2008, our wholly-owned subsidiary Shanghai Baby Fox declared cash dividends on August 8, 2007 and December 10, 2007 in the amount of $401,973 and $433,757, respectively, there is no intent to make the payment in the foreseeable future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

·	SINCE MOST OF OUR ASSETS ARE LOCATED IN PRC, ANY DIVIDENDS OR PROCEEDS FROM LIQUIDATION IS SUBJECT TO THE APPROVAL OF THE RELEVANT CHINESE GOVERNMENT AGENCIES.

Our assets are predominantly located inside PRC. Under the laws governing foreign invested enterprises in PRC, dividend distribution and liquidation are allowed but subject to special procedures under the relevant laws and rules. Any dividend payment will be subject to the decision of the board of directors and subject to foreign exchange rules governing such repatriation. Any liquidation is subject to the relevant government agency's approval and supervision as well as the foreign exchange control. This may generate additional risk for our investors in case of dividend payment and liquidation.

Risks Associated with Our Shares of Common Stock

·
YOU MAY NOT BE ABLE TO LIQUIDATE YOUR INVESTMENT SINCE THERE IS NO ASSURANCE THAT A PUBLIC MARKET WILL DEVELOP FOR OUR COMMON STOCK OR THAT OUR COMMON STOCK WILL EVER BE APPROVED FOR TRADING ON A RECOGNIZED EXCHANGE.

There is no established public trading market for our securities. After this document is declared effective by the Securities and Exchange Commission, we intend to seek a market maker to apply for a quotation on the OTC BB in the United States. Our shares are not and have not been listed or quoted on any exchange or quotation system. We cannot assure you that a market maker will agree to file the necessary documents with the OTC BB, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate its investment, which will result in the loss of your investment.

·
THE OFFERING PRICE OF THE SHARES WAS ARBITRARILY DETERMINED, AND THEREFORE SHOULD NOT BE USED AS AN INDICATOR OF THE FUTURE MARKET PRICE OF THE SECURITIES. THEREFORE, THE OFFERING PRICE BEARS NO RELATIONSHIP TO OUR ACTUAL VALUE, AND MAY MAKE OUR SHARES DIFFICULT TO SELL.

The offering price of $.20 for the shares of common stock was based upon the sale price in our recent private placement. The sale price in the private placement was arbitrarily determined. The facts considered in determining the sale price were our financial condition and prospects, our limited operating history and the general condition of the securities market. Therefore, the offering price is not an indication of and is not based upon our actual value. The offering price bears no relationship to our book value, assets or earnings or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

·	FUTURE SALES BY OUR STOCKHOLDERS MAY NEGATIVELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

Sales of our common stock in the public market could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 40,427,500 shares of common stock outstanding as of May14, 2009, 868,262 shares are, or will be, freely tradable without restriction upon the effective date of this registration statement, unless held by our “affiliates”. The remaining 39,559,238 shares of common stock, which will be held by existing stockholders, including the officers and directors, are “restricted securities” and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.

·	“PENNY STOCK” RULES MAY MAKE BUYING OR SELLING OUR COMMON STOCK DIFFICULT.

Trading in our securities will be subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker- dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission’s regulations concerning the transfer of penny stocks. These regulations require broker- dealers to:

o	Make a suitability determination prior to selling a penny stock to the purchaser;
o	Receive the purchaser’s written consent to the transaction; and
o	Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

FORWARD LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements.  This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements.  Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our technology, (c) our manufacturing, (d) the regulation to which we are subject, (e) anticipated trends in our industry and (f) our needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Business,” as well as in this prospectus generally.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in the prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any portion of the proceeds from the sale or other disposition of the shares of common stock covered hereby, or interests therein, by the selling stockholders.

We have agreed to bear the expenses of the registration of the shares. We anticipate that these expenses will be $52,507.

DIVIDEND POLICY

Our wholly-owned subsidiary, Shanghai Baby Fox, declared dividends on August 8, 2007 and December 10, 2007 in the amount of $401,973 and $433,757 respectively. We plan to pay the dividends before December 31, 2010, when our net income exceeds the total amount due ($835,231). The payment may have a significant impact on our financial position and reduce our planned store openings. Our Nevada corporation, Baby Fox International, Inc., has not declared any dividend since its inception on August 13, 2007.

DETERMINATION OF OFFERING PRICE

No market currently exists for our common stock. Therefore, the offering price of $.20 was based on the offering price of shares sold pursuant to our Regulation D, Rule 506 offering completed in March, 2008 in which we issued a total of 427,500 shares of our common stock to 32 shareholders at a price per share of $.20 for an aggregate offering price of $85,500.

We issued common shares to our consultants as compensation for consulting services rendered. The per share price of such shares are consistent with $.20 per share valuation in the abovementioned offering.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

PENNY STOCK CONSIDERATIONS

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules.

MARKET FOR OUR COMMON STOCK

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the Over the Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the Bulletin Board or, if traded, that a public market will materialize.

Holders of Our Common Stock

As of the date of this registration statement, we had 42 registered shareholders.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto and the other financial information appearing elsewhere in this prospectus.  In addition to historical information contained herein, the following discussion and other parts of this prospectus contain certain forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those discussed in the forward-looking statements due to factors discussed under “Risk Factors”, as well as factors discussed elsewhere in this prospectus.  The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus.

China’s Economy and its Apparel Industry

Within the next three decades, China's population will increase by another 260 million. China's current population is approximately 1.3 billion and the UN Population Division estimates that China's population will increase to 1.5 billion in 2025.

With the rapid growth of China’s economy and urbanization across the region, consumer trends and preferences are quickly evolving. Chinese consumers, especially urban citizens, are purchasing more apparel goods than before. China is undergoing an astonishing socioeconomic transformation from agriculture to industry and from a rural society to an urbanized one. The economic benefits are enormous as some 400 million people have left the ranks of the impoverished since the early 1980s. According to Roth Capital Partners’ report on “Macro Economics Updates”, February 2009 issue, China’s GDP reached 30.1 trillion Yuan (approximately $4.4 trillion) in 2008, which grew 9.0%, about 4 percent below the growth rate of 13.0% in 2007. This is the first time since 2002 that China GDP fell below the average growth rate of 9.9% from 1978 to 2008. Amid the current global financial crisis, analyst predicts that China GDP will grow 7.2% in 2009.

Following the announcement of the 4 trillion Yuan (approximately $588 billion in USD) stimulus plan in November 2008, the Chinese government has published and is considering a series of packages to boost the economy, especially, the support plans for ten key industries, that have been heavily hurt by the global recession, including Auto & Steel, textile, equipment manufacturing, non-ferrous metal, petrochemical, shipbuilding, electronics & Information, logistics and light industries. These concentrated policy initiatives aim at boosting investment and domestic consumption and help China’s economy to recover faster from the current global economic crisis.

China has one of the most promising apparel markets in the world. According Li & Fung Research Center, China’s apparel market is the second-most attractive among emerging economies after Brazil. In its research report Issue #13 Latest Developments of China’s Apparel Market, published in November 2008, China’s apparel market had significant growth over the past years. The total retail value of clothing, shoes, hats and textiles by top tier wholesale and retail enterprises in 2007 grew by 28.7% year-over-year to achieve 302.41 billon Yuan (approximately 44.4 billion USD). According to the report, in the first three quarters of 2008, the retail value growth registered a slightly slower growth of 26.5%.

Our Company

We are a Nevada corporation organized on August 13, 2007, is a holding company whose primary business operations are conducted through our wholly-owned China subsidiary Shanghai Baby Fox. Shanghai Baby Fox was originally founded by our board director, Fengling Wang, under Chinese law in March of 2006. On September 20, 2007, we entered into an Equity Share Acquisition Agreement with Fengling Wang in which we purchased 100% of the equity shares of Shanghai Baby Fox in exchange for RMB 5.72 million (approximately US$806,608). The acquisition was consummated on November 26, 2007 when we received the Certificate of Approval from Shanghai Foreign Economic Relation & Trade Commission.

Shanghai Baby Fox is a China-based specialty retailer, developer, and designer of fashionable, value-priced women’s apparel and accessories. Our products are aimed to target women aged 20 to 40 in China. We continuously updates our fashions and clothing designs to stay in sync with the latest fashions and trends in Korea, Japan, & Europe. Since the launch of our first retail mall store in July 2006, the brand has gained massive exposure in leading women’s magazines and the company has opened 175 stores in over 30 cities as of December 31, 2008.

Principal Factors Affecting Our Financial Performance

We believe that the following factors will continue to affect our financial performance:

Continued growth of Chinese women’s apparel industry. While China has one of the most promising apparel markets in the world, ladies’ wear remains the largest sub-sector of this market. According to surveys conducted by China National Commercial Information Center (CNCIC) to over 260 major department stores across China. Ladies’ wear continued to be the largest contributor to total apparel sales. Ladies’ wear accounted for 28.3% of the retail volume sales in 2007 and 28.8% during the first eight months of 2008. We believe our strong knowledge of local markets, media contacts and brand image we have built, and award winning design experience give the organization significant competitive advantages in this rapidly growing market.

Experienced management and design team. Women in China have become increasingly selective in their choice of clothing and the Chinese fashion industry is trending towards shorter product life cycle and better designs and development. The ability to respond to instantaneous fashion trends is a key attribute to the success of an apparel company. We are at the forefront of trends by having an experienced management and designer team to launch a garment from design to production, and finally to distribution in just weeks. We bring together a complimentary mix of industry expertise, management know-how, and product innovation. Collectively, the management team has strong fashion design, operations, and apparel sales experience. Through our extensive relationships with leading fashion magazines, apparel manufacturers, and related industry leaders, the Company also has access to a large pool of experienced managers and knowledgeable advisors.

Store expansion plan. Since inception in 2006, we have opened 175 corporate and non-corporate stores in over 30 cities at the end of 2008 and plan to continue growing retail store locations to over 200 stores by FY2010 in the near term. Corporate stores will primarily be opened in major metropolitan areas and non-corporate or “licensed” stores will be established in suburban communities.

Specialty stores are popular in China because the store owners have good control over operations, store decorations, and the products and services offered. Furthermore, smaller focused stores can well adapt to China’s growing demand for “fast fashion” and changing fashion trends (i.e. shorter product lifecycles and shifting demand for designs). We are currently focusing on expanding in larger cities via corporate owned stores. Smaller cities are ideal targets for non-corporate or “licensed” stores. According to Li & Fung Research Center’s Report in Issue13 in November 2008 “Latest Developments of China’s Apparel Market”, competition is growingly intense in the first-tier cities and there are signs of market saturation. As wealth tricking down to lower-tier cities and labor and rental costs in these places are lower, many apparel players now eye the potential in China’s lower cities. In fact, many apparel brands such as ONLY and VERO MODA have targeted the second- and third-tier cities as the key expansion targets. There is huge market potential for women's apparel in less developed cities in China where there is still less competition. Owner operated stores in less developed cities are ideal as local managers have a good understanding of malls and locations with high foot traffic patterns and are highly incentivized to capture the growing sales opportunity of emerging cities while also benefiting from the lower operating costs of these areas.

While Baby Fox could rapidly scale non-corporate stores with minimal capital requirement, management’s preference is to expand via corporate owned stores in major cities and use licensed non-corporate stores in the 2nd and 3rd tier cities. The economics of this strategy help us better manage our overall cash flow and inventory levels and rapidly scale the business in a measured manner. By covering greater geographical regions, the store expansion plan will increase our sales and add to the reach of our brand image.

PRC Taxation

Our subsidiary Shanghai Baby Fox is governed by the Income Tax Law of the People’s Republic of China concerning Foreign Investment Enterprises (“FIE”) and Foreign Enterprises and various local income tax laws (the Income Tax Laws).

On March 16, 2007, the National People’s Congress of the PRC passed the new EIT Law, which took effect as of January 1, 2008. The new EIT Law imposes a unified income tax rate of 25.0% on all domestic-invested enterprises and FIEs, such as our PRC operating subsidiary, unless they qualify under certain limited exceptions. The previous tax rate was 33.0%. In addition, under the new EIT Law, dividends from our PRC subsidiary to us will be subject to a withholding tax. The rate of the withholding tax has not yet been finalized, pending promulgation of implementing regulations. Furthermore, the ultimate tax rate will be determined by treaty between the PRC and the tax residence of the holder of the PRC subsidiary.

Results of Operations

The following table sets forth key components of our results of operations for the periods indicated, in US dollars.

	Six Months Ended December 31, (Unaudited)		Year Ended June 30,
	2008	2007	2008	2007
Sales revenue	$11,200,032	$6,286,431	$15,055,727	$6,964,012
Cost of goods sold	5,374,300	3,264,477	10,048,681	3,634,177

Gross profit	5,825,732	3,021,954	5,007,046	3,329,835

Selling, general and administrative expenses	5,394,164	2,426,198	6,442,799	2,949,694

Income before income taxes	369,560	595,756	(1,459,435)	380,141
Income taxes	83,778	196,767	-	127,342

Net income	$285,782	$398,989	$(1,459,435)	$252,799

The following table sets forth the results of our operations for the periods indicated as a percentage of total sales:

	Six Months Ended December 31,		Year Ended June 30,
As a percentage of Revenue	2008	2007	2008	2007

Sales revenue	100.0%	100.0%	100.0%	100%
Cost of goods sold	48.0%	51.9%	66.7%	52.2%
Gross profit	52.0%	48.1%	33.3%	47.8%

Selling, general and administrative expenses	48.2%	38.6%	42.8%	42.4%

Income before provision for income taxes	3.3%	9.5%	-9.7%	5.5%
Income taxes	0.7%	3.1%	-	1.8%

Net income	2.6%	6.3%	-9.7%	3.6%

Comparison of Six Months Ended December 31, 2008 and 2007

Sales. Our sales are generated from sales of products to end customers in our corporate stores and sales to non-corporate store owners. For the six months ended December 31, 2008 as compared to the six months ended December 31, 2007, the Company generated revenues of $11,200,032 and $6,286,431, respectively, reflecting an increase of 78.2%, of which approximately 63.1% is attributable to increased sales, with the rest being due to the exchange rate effect of appreciating RMB against USD. Excluding currency rate effect, sales at corporate stores increased 66.2% and sales to non-corporate stores increased 38.5% as compared to the six months ended December 31, 2007. The increase in sales revenue is due to increased sales at existing stores as well as new stores being opened during this period. We had 175 stores open as of December 31, 2008 including 123 corporate stores and 52 non-corporate stores, as compared to 123 stores as of December 31, 2007, of which 77 are corporate stores and 46 non-corporate. For the six months ended December 31, sales at corporate stores contributed 90.5% of total sales, up from 88.8% in last period, while sales to non-corporate stores contributed 9.5%, down from 11.2%. This is because we had more corporate stores open relative to non-corporate for this period in our total store mix.

The following table shows increase in our sales at existing stores, increase in sales due to stores opened during the six months ended December 31, 2008, and the effect of change in rate used for the currency conversion in 2008 and 2007.

	Total Sales	Corporate Stores	Non-Corporate Stores

Increased sales at existing stores	$1,376,943	$1,144,634	$232,309

Sales at new stores opened in 2008	2,956,467	2,893,775	62,692

Effect of currency conversion	580,191	515,441	64,750

Total increase in sales	$4,913,601	$4,553,850	$359,751

Cost of Goods Sold. Cost of goods sold was $5,374,300 for the six months ended December 31, 2008 as compared to $3,264,477 for the six months ended December 31, 2007, an increase of 64.63%, of which approximately 13.91% is due to exchange rate effect. Excluding exchange rate effect, cost of goods sold at corporate stores increased 52.99% and cost of goods sold to non-corporate stores increased 31.94% as compared to the six months ended December 31, 2007. The increases in cost of goods sold are because of increased sales both at the existing corporate and non-corporate stores and due to more stores being opened during this period.

Gross Profit. Our gross profit is equal to the difference between our sales revenue and cost of goods sold. Gross profit was $5,825,732 for the six months ended December 31, 2008 as compared to $3,021,954 for the six months ended December 31, 2007, representing gross margin of approximately 52.0% and 48.1%, respectively. The 92.8% increase in gross profit is due to increased sales, contributing 76.5%, with the rest being due to appreciating RMB against USD. The gross profits increased more than revenue increase in percentage term as compared to last period because of improved profit margin magnified by increased sales and appreciating RMB. Our gross margins at both corporate and non-corporate stores slightly improved from last period for 4.1% and 2.4%, respectively. While we will use discount and clearance sales from time to time in future to digest slow-moving and out of season inventories, we don’t expect they will have a significant impact on our sales and gross margin as we better manage our inventory level through more experiences and grow stores in a measured manner, respond to fashion trends more quickly and employ the Class A and B stores system to better match price and product demand by different target market segments.

Selling, General and Administrative Expenses. Selling, general and administrative expenses consist of store rent, agency fees, new store opening expenses, freight, advertising and marketing costs, office rent and expenses, costs associated with store staff and support personnel who manage our business activities, and professional and legal fees paid to third parties. The company incurred selling, general and administrative expenses of $5,394,164 for the six months ended December 31, 2008, an increase of 122.3% (103.5% after excluding exchange rate effect), as compared to $2,426,198 for the six months ended December 31, 2007. While our general and administrative expenses remained at approximately the same level as compared to the period last year, we incurred selling expenses of $5,145,924 for the six months ended December 31, 2008, an increase of 134.7% (114.9% after excluding exchange rate effect), as compared to $2,192,732 for the six months ended December 31, 2007. Of all the selling expenses, store rent in the amount of $2,169,126 constituted 42.2% and increased 49.1% on before currency effect basis as compared to the same period last year, in line with our sales increase. The increase is primarily because of more stores being open this period and many of our stores’ rent based on percentage of sales. We expect the store rent will continue to increase as we open more stores and our sales continue to increase. Salaries and benefits, constituting 17.7% of total selling expenses for the period, increased 63.8% excluding currency effect as compared to the same period last year, which is commensurate with the increase in sales as many of our store staff have incentive compensation based on sales and we had more stores open this period. Other selling expenses totaling $1,108,455 constituted 21.5% of total selling expenses and increased 104.0% from the same period last year, of which $280,166 and $146,875 were spent on new store opening / build-out and existing stores’ maintenance / decoration, respectively, as compared to $128,246 and $66,185 for the same period last year. The rest of other selling expenses included utilities, phone, supplies and mall maintenance charges for opened stores. We expect such expense will continue to be high as we open more corporate stores in future.

Agency fees constituted 16.9% of total selling expenses for the period. As we expanded to more regions, we contracted more local expertise as our regional agents and their compensation are based on percentage of sales in the region, averaging $145,000 per month for the six months ended December 31, 2008. For the same period last year, we were in the exploration stage of the agency mechanism of selling and marketing and did not incur any agency fee yet. As we have covered most of our target regions, future increase in such expense will mostly come from commission due to increased sales in each region. The aforementioned four accounts constituted over 98% of our selling expenses for current period and accounted for most of the increase from the same period last year. In G&A, we incurred office rent of $10,214 and $10,019 for the six months ended December 31, 2008 and 2007, respectively.

Other Income (Expenses). Our net other expense for the period included only interest expense of $62,008 on the two loans we assumed in the second half of fiscal year 2008. We did not incur any interest or other expenses for the six months ended December 31, 2007.

Provision for Income Taxes. Provision for income taxes amounted to $83,778 and $196,767 for the six months ended December 31, 2008 and 2007, respectively. The lower income tax was due to lower income before provision for income tax and the new 25% income tax the company began to be subject to effective January 1, 2008 as versus to the old rate 33%.

Net Income. We had net income of $285,782 for the six months ended December 31, 2008 as compared to $398,989 for the six months ended December 31, 2007, a decrease of 28.4%. The decrease in net income is attributable to higher selling expenses, specifically, the increases of new store opening expenses as we opened more stores, fees paid to regional agents and interest expense that we did not incur in 2007, partially offset by increased sales and gross profit at existing and new stores opened in addition to the new lower 25% income tax that we became subject to in 2008. For the reasons, our net margin decreased from 6.3% for the six months ended December 31, 2007 to 2.6% for the six months ended December 31, 2008. We expect our net margin will improve if our new store opening slows down in pace, sales at newly opened stores increase with increased store traffic and we cover most of our target regions so future increase in regional agents’ fees will be commensurate with the resulting increased sales. However, discount and clearance sales we may offer from time to time due to various external and internal factors such as market demand, fashion trend, design out of season and inventory level could have a detrimental effect on our margin.

Comparison of Years Ended June 30, 2008 and 2007

In the fiscal year of 2008, we continued to focus on implementing our strategy of building a design and marketing workforce, and an independent distributor and retail store sales network to design, develop market and distribute Baby Fox brands product line. As of June 30, 2008, we had hired and established a design team of 30 designers. During the fiscal year of 2008, we opened 36 new corporate stores and closed two (2) corporate stores. We also opened 23 new non-corporate stores and closed two (2) non-corporate stores. As of June 30, 2008, we had 153 stores or 128% increase, comprising 106 corporate stores or 203% increase, and 47 non-corporate stores or 47% increase to the number of stores as of June 30, 2007. As of June 30, 2007, we had only 67 stores, comprising 35 corporate stores and 32 non-corporate stores.

Sales. Sales, including both corporate and non corporate stores, were $15,055,727 for the year ended June 30, 2008 as compared to $6,964,012 for the year ended June 30, 2007, representing an increase of $8,091,715 or approximately 116%. As summarized below, the increase is due to three main factors consisting of increased sales at existing stores, sales at stores opened during the year ended June 30, 2008, and the effect of change in rate used for the currency conversion in 2008 and 2007.

	Total Sales	Corporate Stores	Non-Corporate Stores

Increased sales at existing stores	$631,449	$594,108	$37,341

Sales at stores opened in 2008	6,411,953	6,067,405	344,548

Effect of currency conversion	1,049,713	952,300	97,413

Total sales	$8,091,715	$7,494,030	$597,685

Cost of Goods Sold and Gross Profit. Cost of sales was $10,048,681 for fiscal year ended June 30, 2008 and $3,634,177 for fiscal year ended June 30, 2007, reflecting an increase of $6,414,504 or approximately 177%. The gross profit percentage for company-owned stores decreased from 48% in 2007 to 33% in 2008 as a result of an increase in clearance sales and a higher discount percentage offered in 2008 as compared to 2007. The gross margin on sales to non corporate stores increased from 43% in 2007 to 48% in 2008 primarily due to the increase in sales price of merchandise sold to non corporate stores. While we will still use discount and clearance sales from time to time in future to digest slow-moving and out of season inventories, we don’t expect they will have such a significant impact on our margin as we better manage our inventory level through more experience and grow stores in a measured manner, respond to fashion trends more quickly and employ the Class A and B stores system to better match price and product demand by different target market segments.

General and Administrative Expenses. General and administrative expenses, including rental expense for headquarters, salary expense for management and headquarters staff, and travel and entertainment expenses, were $839,693 for the fiscal year of 2008, approximately 5.6% of our sales revenues, and $408,426 for fiscal year of 2007, approximately 5.9% of the sales revenues, reflecting a 106% increase, which was the result of increase in our consulting fees and accounting expenses.  We expect that the percentage of our general and administrative expenses will remain stable. The material components of general and administration expenses are salaries, consulting fees and accounting expenses. In fiscal year 2008, the percentages of these material components are 35%, 29%, and 12% respectively. In fiscal year 2007, two major components of our general and administrative expenses are salaries and computer information costs, accounting for 69% and 23% of the general and administrative expenses, respectively.

Selling Expenses. Selling expenses, including all costs associated with sales and marketing, were $5,603,106 for the fiscal year 2008, approximately 37% of our sales and $2,541,268 for fiscal year 2007, approximately 36%. We expect this percentage of our selling expenses to sales will stay stable on an annual base as we have a good control of our selling expenses. In fiscal year 2008, the three major components of our selling expenses are store rental expenses, salary expenses, and new store opening costs, representing 49%, 18% and 10% of our selling expenses, respectively. In fiscal year 2007, the three major components represent 56%, 10% and 13% of our selling expenses, respectively. Store rent were $2,755,897 and $1,423,110 for fiscal year 2008 and 2007, respectively. Funds spent on new store opening / build-out and existing stores’ maintenance and decoration were $550,760 and $84,750 respectively for fiscal year 2008, and $329,280 and $0 respectively for fiscal year 2007.

Net Income (Loss). Net loss for fiscal year 2008 was $(1,459,435), approximately 9.7% of our total sales revenue, compared to a net income of $252,799 for fiscal year 2007. While our selling, general and administrative expenses remained relatively stable as a percentage of sales revenue for the two periods, a 15% decrease in our gross margin contributed to our loss for the fiscal year of 2008, which is because we digested the higher than usual slow-moving inventory level as of December 31, 2007 through discount and clearance sales during second half of the fiscal year.

Liquidity and Capital Resources

As of December 31, 2008, we had cash and cash equivalents of $421,716 and working capital of ($315,515). The following table provides detailed information about our net cash flows for financial statement periods presented in this Form S-1:

Cash Flow

	Six Months Ended		Year Ended
	December 31,		June 30,
	(unaudited)
	2008	2007	2008	2007

Net cash provided by (used in) operating activities	$415,813	$104,599	$(1,152,131)	$315,126

Net cash provided by (used in) investing activities	(26,298)	(12,225)	(837,883)	(15,908)

Net cash provided by (used in) financing activities	(78,585)	-	1,825,199	-

Effect of foreign currency translation on cash and cash equivalents	645	24,263	(46,924)	5,653

Net (decrease) increase in cash and cash equivalent	$311,575	$116,637	$(211,739)	$304,871

Principal demands for liquidity are for expansion and opening new stores, working capital and general corporate purposes.

Comparison of Six Months Ended December 31, 2008 and 2007

Net Cash Provided by Operating Activities. Net cash provided by operating activities totaled $415,813 for the six months ended December 31, 2008 as compared to net cash provided by operating activities of $104,599 for the three months ended December 31, 2007. The increase in net cash from operating activities was primarily due to decrease in comparative inventory level and increase in accrued expenses as compare to the same period last year, partially offset by increase in accounts receivable and decreases in accounts payable and customer advance payment. The primary reason for these changes is year 2007 was our second year in business and we experienced rapid growth in the second half of the year. Specifically, for the six months ended December 31, 2007, we had more stores open and running and significantly increased our inventory level as compared to fiscal year ended June 30, 2007, management’s then judgment on market trend also contributed to the higher inventory level at the end of year December 31, 2007. Rapid growth and higher inventory level also significantly increased our accounts payable at year end December 31, 2007 as compared to last period. Most of the excess inventory beyond normal business expansion was digested in 2008 through increased sales at our stores and discount / clearance sales we offered during the year. Better management of inventory through experience also contributed to relatively lower inventory level at end of year on December 31, 2008. Increase in accrued expenses were mostly due to agency fees accrued but not yet paid, we had not formally adopted the agency system of marketing and selling for the same period last year. Balance of accounts receivable increased at end of current period as compared to the same period last year, this is in line with our increased sales.

Customer advances, which had a balance of $367,982 at end of the period, is the minimum balance a non-corporate store must maintain in our account at all time before we accept any orders from him. As our business relationship evolve further and customers build credit with us, this minimum balance requirement will be decreased or even eliminated. Deposits payable, with a balance of $2,020,585 on December 31, consist of two parts: security deposit with a balance of $1,049,624 which a non-corporate store deposits with us when signed up with Baby Fox and will be returned to the store owner when the contract expires, and purchase deposit with a balance of $970,961 which a non-corporate store makes to us when placing a purchase order and will be applied to total purchase price when the order is executed. Increase of security deposit depends on the pace we sign up new non-corporate stores (net) and we now require less deposit than before. Purchase deposit will depend on orders non-corporate stores place with us each reporting period and how fast the orders will be executed thus can vary from period to period.

We expect our cash flow from operating activities to continue to improve as we exercise better management of inventories based on increasing experience and strengthen our efforts to negotiate better terms with our suppliers and customers.

Net Cash Used in Investing Activities.  Net cash used in investing activities was $26,298 for the six months ended December 31, 2008 and $12,225 for the six months ended December 31, 2007. The cash was primarily used for purchase of office equipment.

Net Cash Used in Financing Activities. Net cash used in financing activities totaled $78,585 for the six months ended December 31, 2008. The cash was used to pay down some short-term loan, the balance of which stood at $19,016 as of December 31, 2008. We didn’t have cash flows in financing activities for the six months ended December 31, 2007.

Cash.  As of December 31, 2008, we had cash of $421,716, as compared to $438,516 as of December 31, 2007. Cash provided by operating activities increased significantly as compared to the same period last year, which was more than offset by lower beginning cash balance and cash used in financing activities, resulting in slightly lower cash balance at end of period comparing to the same period last year.

We believe we can satisfy our cash requirements during the next 12 months. We do not expect to purchase or sell any plant or significant equipment. We plan to continue to design and sell our products and to expand our store coverage in China. Given management’s judgment on current and future industry environment and market trend, we plan to grow to over 200 stores by FY2010. Corporate stores will primarily be opened in major metropolitan areas and non-corporate or “licensed” stores will be established in suburban communities and second and third tier cities. The Company believes it can meet its liquidity and capital requirements for expansion in 2009 from a variety of sources. These include present capital resources, internally generated cash, short-term borrowings from both related parties and financial institutions, and future equity financings.

Loan Facilities

We had a total of $1,641,767 and $1,642,075 outstanding on loans as of December 31 and June 30, 2008, respectively. The loans consisted of the following:

	December 31, 2008	June 30, 2008

Amount borrowed from shareholder, bearing interest at 5% per annum and due February 17, 2013	$810,160	$810,160

Amount borrowed from an unrelated party, bearing interest at 10% per annum and due June 16, 2010	831,607	831,915

TOTAL	$1,641,767	$1,642,075

Long-term debt matures as follows:

Year ended June 30,

2010	$831,607

2013	$810,160

Total interest expense on loans for the six months ended December 31, 2008 and 2007 amounted to $62,008 and $0, respectively.

Obligations Under Material Contracts

		Payment due in year ended June 30,
	Total	2009	2010	2011	Thereafter

Long term debt obligations	$-	$-	$831,607	$-	$810,160
Capital commitment	-	-	-	-	-
Operating lease obligations		614,210	195,046	8,754	13,131
Purchase obligations	-	-	-	-	-
Total	$2,472,908	$614,210	$1,026,653	$8,754	$823,291

Below is a table setting forth our contractual obligations as of December 31, 2008:

Seasonality

Since we are in fashion clothing retail industry, store traffic is usually heavier at calendar year end’s shopping season and various public holidays in China throughout the year, especially the Chinese spring festival which usually falls in February, the Labor Day holidays around May 1st and National Day holidays during the week around October 1st.

Critical Accounting Policies and Estimates

The accompanying consolidated financial statements include the financial statements of Baby Fox International and its wholly owned subsidiary Shanghai Baby Fox. All significant inter-company transactions and balances have been eliminated in consolidation. Baby Fox International, its subsidiary Shanghai Baby Fox together are referred to as the Company.

Our management's discussion and analysis of our financial condition and results of operations are based on the consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported net sales and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 1 to our consolidated financial statements included , we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this management discussion and analysis:

Revenue Recognition and Return Policy. Our revenues are generated from sales at our company-owned retail stores and from sales of merchandise to licensed non-corporate owned stores. Revenues from sales at company owned retail stores are recognized when the ultimate customer purchases the merchandise in the store and pays for it at the cash register.  Customers have the right to return merchandise for credit, exchange or refunds according to department stores’ policy for up to fourteen days after purchase. The return policy is set by corporate headquarters and consistent among all our corporate stores. Period allowed for return is short (two weeks) and based on historical experience, actual returns by end consumers have been rare and immaterial across all retail stores. Management will keep monitoring returns by end consumers at our corporate stores as we open more stores each period.

Revenues from sales to licensed non-corporate stores are recognized at the date of shipment to the non-corporate stores when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, and no other significant obligations of us exist and collectability is reasonably assured. Non-corporate stores have the right to return unsold merchandise for up to sixty days after receipt of the merchandise for exchange. Reserves are established to reflect anticipated losses resulting from the return of unsold merchandise based on historical information. Currently we estimate returns to be 20% of our sales to non-corporate stores and relevant reserves have been made accordingly each reporting period. Since fashion clothing is trending towards shorter product life cycle and return period we allow for non-corporate stores are relatively long (2 months), current reserve already take into the effect of introducing new products on expected return of previous products. The return reserve based on this percentage of sales has been consistent with actual returns in our operating history. As we continue to open more non-corporate stores, we will closely monitor returns for existing and new stores and adjust reserve for returns if necessary. Besides the return policy, we do not offer early payment discounts, incentive discounts based on volume or credit for products that do not sell well to non-corporate stores. Shipping and handling of merchandise sold to non-corporate stores is not separately billed to customers or paid directly by the customer.

Store Opening Expenses. Due to the short initial term of the leases with mall operators and the cancellation provisions contained in the store leases. The cost of leasehold improvements and store fixtures averaging $21,750 are charged to expense as incurred. In addition, we incurred additional costs related to hiring and training new employees averaging $3,000. The effect of store openings could potentially reduce our reported net income in the period of store opening

Inventories. Inventories, consisting of finished goods and accessories, are valued at the lower of cost as determined by the average cost or market. Cost is determined on a first-in first-out basis and includes all expenditures incurred in bringing the goods to the point of sale and putting them in a saleable condition, Due to the high style nature of our merchandise, slow moving, out of season and broken style merchandise is sold to discount stores substantially below cost.  Reserves are created to reduce the carrying value of these items to market value

We maintain a perpetual inventory and sales report, by store location. This is updated daily based upon shipping and sales reports. A weekly review is made by the merchandising group and management to identify slow moving merchandise. Merchandise, which is slow moving during the first month at a store is reported to the head office, and is sometimes moved to other stores, due to varying style demand in the diverse markets in China. Unsold merchandise is then marked down, and if not sold within 90 days of receipt, it is shipped back to the warehouse. We then have periodic discount warehouse sales and use certain liquidators.

We value inventory at the lower of cost or market, and maintains a reserve for inventory markdown. This encompasses current goods held for liquidation and markdown, and application of historical percentages of current inventory which is anticipated to be marked down and /or liquidated. Currently this percentage stands at 10% of ending inventory level based on historical experience and reverses are made accordingly at each reporting period. The company periodically adjusts the percentage based on a review of changing ratios and the percentage of selling prices recovered through liquidation.

Off Balance Sheet Treatment for Store Opening and Rent Expense

Because mall operators can terminate our leases any time and have no obligation for renewal of our leases, we did not capitalize our leasehold improvements and store fixtures.

BUSINESS

China’s Economy and Apparel Industry

Within the next three decades, China's population will increase by another 260 million. China's current population is approximately 1.3 billion and the UN Population Division estimates that China's population will increase to 1.5 billion in 2025.

With the rapid growth of China’s economy and urbanization across the region, consumer trends and preferences are quickly evolving. Chinese consumers, especially urban citizens, are purchasing more apparel goods than ever before. China is undergoing an astonishing socioeconomic transformation from agriculture to industry and from a rural society to an urbanized one. The economic benefits are enormous as some 400 million people have left the ranks of the impoverished since the early 1980s. According to Roth Capital Partners’ report on “Macro Economics Updates”, February 2009 issue, China’s GDP grew 9.0% to reach 30.1 trillion Yuan (approximately $4.4 trillion) in 2008.

China is one of the most promising apparel markets in the world. According Li & Fung Research Center, China’s apparel market is the second-most attractive among emerging economies after Brazil. The market opportunity for women’s apparel brands is especially strong. Chinese women now account for 46.7% of the total working population. Chinese women have moved from their traditional employment fields to science and technology, finance, insurance and other knowledge-based areas. This shift in trend has increased their purchasing power. Over the past twelve years, the overall competence of rural women has improved considerably, their income has increased, and their ability to participate in economic activities has been intensified. Women’s increased purchasing power has stemmed from a greater amount of disposable income.

Ladies wear remains the largest untapped sub-sector in China’s $60 billion retail apparel market. Ladies wear accounted for 28.3% of apparel retail volume sales in 2007, compared to 25.9% in 2003. Market concentration is lowest in ladies wear, as the top 10 brands account for 20% market share. Regardless of the women’s sector in the apparel market, the total retail value of clothing, shoes, hats and textiles by wholesale and retail enterprises above designated size one in 2007 grew by 28.7% year-over-year to achieve 302.41 billon Yuan (approximately US$44.4 billion), according to Li & Fung Research Center’s report Issue #13 “Latest Developments of China’s Apparel Market” published in November 2008. The industry as a whole is strong, lending further merit to a strong demand for women’s wear in the short and long term.

Women in China have become increasingly selective in their choice of clothing and styles.  Fashion trends have been strong in China for a number of years, and the demands for products to meet these trends are ever increasing.  There has recently been a major shift in designer inspired fashion trends. The new look implies more serious grown-up fashion trends of elegant womanly attire. This in turn moves toward a streamlined, disciplined, figure-defining glamour or minimal space age look.

The Company

Baby Fox International, Inc. is a Nevada corporation organized on August 13, 2007, and its wholly owned China-based subsidiary Shanghai Baby Fox Fashion Co., Ltd. (“Shanghai Baby Fox”) was originally founded by our board director, Fengling Wang, under Chinese law in March of 2006. On September 20, 2007, we entered into an Equity Share Acquisition Agreement with Fengling Wang in which we purchased 100% of the equity shares of Shanghai Baby Fox in exchange for RMB 5.72 million (approximately US$806,608). The acquisition was consummated on November 26, 2007 when we received the Certificate of Approval from Shanghai Foreign Economic Relation & Trade Commission.

On January 18, 2008, we issued a total of 37,957,487 shares of our common stock, $.001 par value per share to Baby Fox Limited, a British Virgin Islands entity controlled by Hitoshi Yoshida, our former officer and director, as founder’s shares.  Hitoshi Yoshida is the sole shareholder of Baby Fox Limited. On May 6, 2008, Hitoshi Yoshida entered into option agreements with Jieping Huang, Linyin Wang, and Jieming Huang to purchase all of the shares of Baby Fox Limited until December 31, 2018.  Mr. Yoshida is the owner of 10,000 shares of the common stock of Baby Fox Limited which represents 100% of the issued and outstanding common stock. Pursuant to the option agreements effective May 6, 2008, Mr. Yoshida granted Jieming Huang an option to purchase 7,000 shares at an aggregate exercise price of $700, granted Jieping Huang an option to purchase 1,500 shares at an aggregate exercise price of $150, and  granted Linyin Wang an option to purchase 1,500 shares at an  aggregate exercise price of $150. The three stock option agreements may be exercised until December 31, 2018 in accordance with the Exercise Schedule attached to each agreement.

We are a growing specialty retailer, developer, and designer of fashionable, value-priced women’s apparel and accessories. Our products target women aged between 20 and 40. The “Baby Fox style” appeals to a modern, sexy, sophisticated, body-conscious woman who takes pride in her appearance. Shanghai Baby Fox was founded by our lead designer and board director, Fengling Wang, in March of 2006 and launched its first mall based retail store in July of 2006. Since opening up the first store, we have expanded its retail store and catalogue sales operations. As of December 31, 2008, we have expanded to a total of 175 mall based stores (123 corporate, 52 non-corporate) located across more than 30 major cities within China, and is continuing its expansion.

We intend to apply for quoting of our common stock on the OTCBB, which we estimate will cost around $470,000. The breakdown of such costs is estimated as following:

Legal Counsel	$100,000
Auditor	$110,000
Other consultants	$260,000
Total:	$470,000

We estimate that to maintain a listing status it will cost us from $200,000 to $300,000 annually which will include legal, auditing and CFO salary expenses.

We will rely on professional services to carry out this plan, which includes, but is not limited to, a U.S. law firm with corporate and securities practice, a PCAOB registered auditor and some consultants. In addition, we also expect to employ a CFO who is familiar with US generally accepted accounting principles and the requirements related to public company listing. We already started searching for such a CFO but as of the date of this registration statement, we have not located such a CFO. We engaged Anslow & Jaclin LLP as our legal counsel on June 7, 2007, and Paritz & Company, P.A. as our auditor on June 4, 2007.  We filed our initial registration statement on May 12, 2008, and estimate that it will take additional six (6) to twelve (12) months until our registration statement is declared effective.

To be quoted on the OTCBB, we must engage a market maker to file an application for a trading symbol on our behalf to the Financial Industry Regulatory Authority (FINRA). The market maker will create a market for our common stock. This process can take between three (3) to six (6) months. We have not engaged a market maker to apply for quoting on the OTC Bulletin Board, but we plan to engage such a market maker after our registration statement is declared effective by SEC. Once our stock is quoted on the OTC Bulletin Board shareholders will have a market to liquidate their equity holdings as desired.

Competition

Women’s retail apparel is highly fragmented in China, offering excellent growth opportunities for well positioned brands. Baby Fox’s brand cache and style puts us ahead of larger mall stores, and the company views its competition as leading international brands entering the Chinese market and fast fashion forward domestic companies. Other specialty retailers currently active in China include foreign entrants Zara China, ELLE China, Esprit China, as well as domestic competitors Etam, Only, Elite, Fairy Fair, and Mokuba. The market opportunity is large and can support several competitors, however we believe our strong knowledge of local markets, domestic media contacts, and award winning design experience give the organization significant competitive advantages.

The Chinese fashion industry is trending towards shorter product life cycle and better designs and development. The ability to respond to instantaneous fashion trends is a key attribute to the success of an apparel industry.  Baby Fox is at the forefront of trends by having the unique ability to launch a garment from design to production, and finally to distribution in just weeks.  Product flexibility allows us to not become too vested in a single trend or line of products. Utilizing a fast product cycle will ensure Baby Fox a strong position in China’s apparel industry.

We view us as leading international brands entering the Chinese market and fast fashion forward domestic companies. Other specialty retailers currently active in China include foreign entrants Zara China, ELLE China, Esprit China, as well as domestic competitors Etam, Only, Elite, Fairy Fair, and Mokuba. The market opportunity is large and can support several competitors, however we believe our strong knowledge of local markets, strong media contacts, and award winning design experience give the organization significant competitive advantages.

Our business model and strategy is very similar to some of the leading U.S. specialty retailers, however, we are exclusively focused on serving the needs of China’s modern and sophisticated women. By utilizing a globally focused design team and local manufacturers, We quickly adapt to shifting market trends and fashions. In China, it is a common practice for stores to use multi-level agents. Conversely, We have adopted a flat management model that mirrors Western business models. This model accelerates store and customer feedback as our operations center deals directly with each store. This organizational structure along with enterprise resource planning (“ERP”) and point-of-sale (“POS”) systems allow us to maintain optimal inventories, pricing, customer service, and brand imaging across all stores. We believe our direct point-to-point “one-stop service” sales model allows us to maintain higher standards than many of its domestic peers.

Our business strategy combines several elements to create a merchandise assortment that appeals to the markets’ high-spending consumers; primarily women age 20 to 40. The principal elements of our business strategy include:

Active Style & Design Management: Extensive monitoring of global trends, market research and fast design development (concept to store floor in weeks)

Active Inventory Monitoring & Management: Outstanding supply-chain management, inventory monitoring & sales tracking capabilities

Broad Merchandise Assortment: Broad assortment allows for “one stop shopping” for new outfits; promoting mix and match design themes and accessories

Premium Brand Image: Building a differentiated and strong international brand image by using international models, designs, and stylish and sophisticated merchandise displays

Value Offering: High fashion and style at competitive or better prices than other mall-based specialty retailers

Customer Loyalty & Incentives: Numerous customer loyalty and rewards programs such as frequent purchaser discounts.

Target Customers

We have established our target market as female consumers’ between 18-40 years old. This draws strong foot traffic and a large base of consumers into our retail locations. Approximately 60% of our merchandise is geared towards the taste and fashions favored by women between 20-30 years old. In addition, we seek to fulfill the need of adolescents aged 18-24 with a more mature mindset, as well as people between age 30-40 who have a young mindset. About 40% of the products are designed and developed for these two groups of people. This not only attracts potential consumers and expands the horizon for profits, but also makes the brand promotion more flexible by analyzing the different needs of different psychological age groups.

The bulk of our frequent buyers are 25-35 year old women with moderate to affluent economic backgrounds. This age group is mostly comprised of white-collar workers and career women, who have high sensitivity for fashion, strong consumption ability and high updating rate per time unit (which means how many clothes they change during a time unit).

Our market survey indicated that our targeted customers have the following income profiles:

Monthly Income Level (US$)	as % of Total Customer Base

Below $300	8.6%

$300 to $600	46.2%

$600 to $1,200	32.7%

Above	12.5%

Total	100%

China Laws and Regulations

Under Chinese laws and regulations, an industry is considered a “key industry” if the acquisition of the industry by an foreign entity may have an impact on “national economic security” or result in a transfer of actual control of a domestic enterprise that owns a well-known trademark or historic Chinese brand name. The women's apparel industry is not considered as a “key industry” in China.  Accordingly, Chinese laws and regulations do not restrict foreign investment in China’s women apparel industry.

When we acquired Shanghai Baby Fox on September 20, 2007, we received the Certificate of Approval from Shanghai Foreign Economic Relation & Trade Commission and the approval from the SFAE Shanghai local branch.  The approvals gave us the permission to change our entity status from a domestic enterprise to a WFOE, and to continue our business in the women apparel industry in China as a WFOE without being subject to any restrictions.

Business Strategy

The elements of Baby Fox's business strategy combine to create a merchandise assortment that appeals to Chinese women 20-40 years old. Baby Fox provides stylish fashions at affordable prices, which ultimately distinguish them from their competitors. The core elements of our business strategy include the following:

Active Style & Design Management
Baby Fox adopts fashion brand management model of “fast in speed to market, less in quantity, more in design and style”, which keeps us focused on constantly developing new styles and designs. Baby Fox engages in extensive market research and analysis, actively monitors global fashion trends, quickly develops new designs, and works primarily with domestic vendors. All of these components result in relatively short lead times, with new designs from concept to store floors in weeks. Close relationships with domestic manufacturers and leading publications allows for quick production and promotion of trendy styles.

Active Inventory Monitoring & Management
Our quick “design to store floor” approach to managing the merchandise mix is helping it build the Baby Fox brand. Any product in a Baby Fox corporate owned store that is not sold in two to three weeks is either sent back to our headquarters or immediately discounted for clearance and popular items are restocked quickly. We rent a temporary 2,000 square meter space at our headquarters. Three times each year we conduct special discount sales to public to sell these returned products at an 80%- 90% discount. Similarly, non-corporate owned stores typically required to follow similar pricing strategies and inventory policies. This strategy is successful because of our IT system that supports their responsive supply-chain management.

Broad Merchandise Assortment
Baby Fox’s assortment of apparel and accessories are consistently updated to maintain style and appeal. Our merchandise includes ready-to-wear apparel such as knit and woven tops, dresses, shorts, pants and skirts, as well as accessories such as shoes, handbags and jewelry. This allows customers to create ensembles that are complemented by our color coordinated and fashion-forward accessory items. We consistently introduce new fashion merchandise into the stores and regularly update merchandise displays.

Premium Brand Image
Baby Fox is building a focused and differentiated brand image based on fashion nobility, attitude, value pricing and quality. This image is consistently communicated throughout our business; including merchandise assortments, in-store visual merchandising and marketing materials. For example, black and wine-red carpet, trendy clothes and decoration are sharp contrast to the ordinary storefronts of competing retailers. Baby Fox’s stores currently make strong use of the four colors: black, gold, red and green which are passionate, free and exceptional in elevating each store’s image and perceived level of sophistication. Baby Fox attracts fashionable women into its stores through its unique design, color scheme, and fashionable displays. The brand is largely geared towards metropolitan women who are in pursuit of uniquely trendy designs that are rich in individuality.

Value Offering
Baby Fox focuses on offering highly fashionable merchandise at prices that are competitive, or better than other mall-based specialty retailers. Baby Fox is able to create a perception of value among a expanding customer base by utilizing a variety of pricing techniques such as “buy two get one free” and “buy one get one free”. Rather than simply discounting merchandise Baby Fox’s sales strategy is to consistently bring in new fashions at strong price points, then discount them through offers that encourage and reward larger quantity purchases.

Customer Loyalty & Rewards
Baby Fox is also implementing many customer loyalty and rewards programs such as frequent purchaser discounts.

Design & Quality Control

Baby Fox uses computer aided design systems to develop patterns and production guidelines as part of its product development process. The design team tests sample garments before production to ensure patterns are accurate, stylish, and desirable. Baby Fox and its manufacturing partners adhere to strict quality control programs. Garments that do not pass inspection are immediately returned to manufacturers for rework. All of our merchandise is marketed under the Baby Fox brand name. Baby Fox designs and develops its merchandise in-house, which is manufactured to our specifications. The majority of Baby Fox’s merchandise is received, inspected, processed, warehoused and distributed through our distribution center based in the in the heart of the Changzhou fashion district in the Jiangsu Province.

Operations & Distributions Center

We lease a five story 30,139 square ft. distribution center, storage facilities, and operations center in Changzhou fashion district in the Jiangsu Province from its strategic partner and related company Changzhou CTS Fashion Co., Ltd. “CTS”. With its headquarters and distribution center in the center of the Jiangsu fashion district and in close proximity to its manufacturers, Baby Fox is able to continuously monitor quality control and easily collaborate with its key suppliers.

Baby Fox has a close strategic relationship with its primary manufacturer CTS which was originally co-founded by Baby Fox’s lead designer. CTS maintains a number of large industrial parks and nine large clothing manufacturing facilities in the Jiangsu Province. CTS’s nine production bases that produce coats, jeans wear, furs, jackets, coats, skirts, sweaters and other products specific to Baby Fox’s design specifications. Our strategic relationship with CTS allows Baby Fox flexibility in bringing its ever evolving range of designs and diversified styles quickly to the market.

Marketing & Branding

Our advertising and direct marketing initiatives have been developed to elevate brand awareness, increase customer acquisition and retention, and support key merchandising strategies. Our advertising promotes brand awareness and supports numerous product line expansion opportunities. For fiscal year 2009, we plan to increase our marketing expenditures. A large portion of these expenditures will support the launch of our new. We plan to build brand awareness through targeted advertising campaigns that focus specifically on our core customers.

From its inception, Baby Fox has been positioned in China as an international brand with Italian roots as the brand was originally trademarked in Italy. Foreign apparel brands from France, Italy, U.S, Japan, and the U.K have dominated the high-end fashion scene in China. As a foreign owned U.S. retailer with operations in China, Baby Fox has unique branding and operating advantages.

We have been able to build a strong international image in China by using multi-cultural and international models. We have been able to generate an enormous amount of free publicity through intelligent brand positioning and leveraging key media contacts. Baby Fox has ties to the fashion industry and leading women’s fashion magazines. Our latest lines are often featured in articles which generate substantial store traffic, and prove to be much more effective than traditional purchased advertising campaigns.

Product Management

Overview

Baby Fox consistently maintains and strengthens its brand recognition by offering all of our modern and classical merchandise under its proprietary Baby Fox label. Our product offering includes a range of fashion separates, tops, dresses, and accessories for career, evening, and casual style. Baby Fox designs its clothes and colors with the goal of allowing items to be mixed and matched. This allows customers the interchangeability to present different styles for various occasions.

Design Approach

Baby Fox continuously updates its fashions and clothing designs to stay in sync with the latest fashion designs and trends from around the world. Our design concepts follow the market trend in Italy, France, Japan and China. This prevents any one business from dominating a specific design or style. This is what Baby Fox calls its “three-in-one” design concept as they use multiple designers to develop current fashions that can be mixed and matched. As a result of the joint effort, we are able to choose more than 1,500 from about 3,000 pieces of new designs every year to put into the stores.

Existing Product Lines

Every season Baby Fox strives to bring its customers unlimited surprises by offering fashionable evening wear, business suits, casual wear and accessories. Baby Fox offers its customers the latest fashions with exceptionally low prices. Baby Fox’s designs break free from traditional styles and bring out youth and passion. We are committed on providing exciting fashion options and constantly updating its product lines.

Casual Wear:
One of Baby Fox’s most popular design categories is “Stylish Casual”, which is appropriate for Fridays in the office or the weekends. As people’s life styles change, the market for casual wear has great development potential. The market demand for casual wear is also increasing every year.

Evening Wear: Baby Fox designs elegant suits and dresses appropriate for elegant yet fashionable special occasions such as dinner parties, banquets, weddings and other important occasions.

Business Wear: Our business wear category is appropriate for formal occasions such as negotiations, business talks, or meeting customers in office. As working environments and the nature of business changes, plain, stiff business suits can no longer fulfill consumers’ needs. More people will choose appropriate but also comfortable and natural clothes in their daily work. Some of the domestic business suits brands have started to change positioning moving towards business casual style.

Accessories: Accessories consist primarily of jewelry, belts and handbags intended to complement our sportswear and dress selections.

The most effective strategy for penetrating the Chinese market thus far has been to position oneself at the mid-high to premium segments as they enter the market. As a foreign retailer, Baby Fox has the unique advantage to enter a market that has a high desire for high quality products at affordable prices. Based on our initial success and management’s assessment of future opportunities, Baby Fox is positioned for continued growth over the next several years.

Inventory Monitoring & Management

Merchandise is received, inspected, processed, warehoused and distributed through our distribution center based in the Jiangsu Province. Any product in a Baby Fox corporate owned store that is not sold in more than two or three weeks is sent back to our headquarters or immediately discounted for clearance. Similarly, non-corporate owned stores are encouraged to follow similar pricing strategies and inventory procedures. This strategy succeeds because of our outstanding supply-chain management and the application of point of sale monitoring systems. Management responds quickly to what’s occurring in each region, and more importantly at each store. The merchandise planning and allocation team works closely with both corporate and non-corporate store personnel to meet the requirements of individual stores.

Current Retail Locations

Overview

Baby Fox retail stores are located predominantly in well-positioned mall locations within spaces that average approximately 1,000 square feet. The stores are designed to create an environment that accentuates Baby Fox’s fashions, breadth, and value of merchandise selection.

Both corporate owned stores and non-corporate owned stores use bold, exaggerated colors, such as eye-catching gold, noble black or passionate red. The use of settings and decorations create a sense of nobility. The key is to achieve the unity and balance between color and material. Our merchandise planning and allocation team works closely with both corporate and non-corporate store personnel to meet the requirements of individual stores for appropriate merchandise in sufficient quantities. This team is also responsible for managing inventory levels, allocating merchandise to stores, and replenishing inventory.

Baby Fox Store Footprint – As of June 30, 2008

Since the launch of its first retail mall store in July of 2006, the Baby Fox has been a success story in China’s fashion industry. The brand has gained exposure in leading women’s magazines. We opened 175 store locations as of December 31, 2008, of which 123 are corporate stores and 52 non corporate stores.

Corporate Owned Stores

As of December 31, 2008, Baby Fox had 123 corporate stores in China. We also test new markets with seasonal stores in additional locations during peak apparel shopping months. Baby Fox seeks to instill enthusiasm and dedication in its corporate owned store management personnel and sales associates through incentive programs and regular communication with the stores. Sales associates receive commissions on sales with a guaranteed minimum hourly compensation. Store managers receive base compensation plus incentive compensation based on sales and inventory control.

Non-Corporate Stores

As of December 31, 2008, we had 52 non-corporate stores in China. Currently we are able to use our point-of-sale systems to track non-corporate owned sales.

Typically, all licensed non-corporate retail stores must only carry the Baby Fox brand merchandise, the store floor must be designed according to corporate standards, and all employees must represent the Baby Fox brand image via their customer service attitude, attire, and other relevant procedures. This is a separate business entity from us. With respect to non-corporate stores, Baby Fox maintains authority and approval rights with respect to store locations, store designs, license renewals, merchandise orders, and the right to conduct random store audits and monitoring.

Upon agreeing to open a non-corporate Baby Fox store the licensee must open the store within a limited time frame, otherwise the contract will terminate immediately. The licensee must agree to comply with our policies with non corporate stores, including, but not limited to, having the same computer management software, using our set prices, maintaining a set number of employees, and hiring employees with the required qualifications. Without our permission, the licensee cannot transfer the license to a third party or sell products of other brand names in the licensed store.  If the licensee violates any of our regulations, it shall be fined, and we reserve the right to cancel the contract which can also be terminated if necessary.

The terms of the license with non-corporate store are normally of two years, which is renewable 60 days prior to expiration. Non-corporate store owners pay 30% down payment to order our products, and the balance of 70% anytime before we ship our products to them. We do not collect any license fee from non-corporate store owners. Upon signing the contract, we charge the non-corporate store a one-time non-refundable alliance fee of RMB 20,000 (approximately US$2,918) for using our brand name. The fee is accounted as revenue from non-corporate stores.

Revenues from sales to licensed non-corporate stores are recognized at the date of shipment to the non-corporate stores when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, and no other significant obligations of us exist and collectability is reasonably assured. Non-corporate stores have the right to return unsold merchandise for up to sixty days after receipt of the merchandise for exchange. Reserves are established to reflect anticipated losses resulting from the return of unsold merchandise based on historical information. Currently we estimate returns to be 20% of our sales to non-corporate stores and relevant reserves have been made accordingly each reporting period.

Growth Plan

Overview

Based on our initial success and the assessment of the future opportunity, we are positioned for continued growth over the next several years. We plan to grow retail store locations to over 200 stores by the end of fiscal year 2010.  Corporate stores will primarily be opened in major metropolitan areas and non-corporate or “licensed” stores will be established in suburban communities.

 Specialty stores are popular in China because they have good control over operations, store decorations, and the products and services offered. Furthermore, smaller focused stores can well adapt to China’s growing demand for “fast fashion” and changing fashion trends (i.e. shorter product lifecycles and shifting demand for designs). Baby Fox is currently focusing on expanding in larger cities via corporate owned stores; smaller cities are ideal targets for non-corporate or “licensed” stores. There is huge market potential for women's apparel in less developed cities in China where disposable income is rising. Owner operated stores in less developed cities are ideal as local managers have a good understanding of malls and locations with high foot traffic patterns and are highly incentivized to capture the growing purchasing power of emerging cities while also benefiting from the lower operating costs of these areas.

While Baby Fox could scale non-corporate stores with minimal capital, management’s preference is to expand via corporate owned stores in major cities and use licensed stores in less metropolitan areas. The economics of this strategy help us better manage overall cash flow and inventory levels and scale the business in a measured manner. We have kept abundant inventory to support its store expansion plan.

Corporate Owned Stores
Pros:	Cons:

Gross margins figures per store are substantially better	Higher working capital and administrative costs due to inventory, store set up, and operating costs

Greater flexibility in experimenting with displays, promotions, and new marketing concepts	Initial store opening costs, fixtures, etc. are absorbed by us.

Non-Corporate Owned Stores
Pros:	Cons:
No working capital required, instantly profitable (inventory and fixture purchases are made by independent owners / licensees)

Minimal risk with respect to expanding in less urban markets and improves inventory turnover	Careful screening and consistent monitoring of stores are needed to insure Baby Fox standards and policies are being adhered to properly

Allows for growth with minimal investment capital

Additional Growth Initiatives

In addition to expanding store locations, Baby Fox is developing several initiatives to further accelerate sales, increase margins, and widen its customer base throughout mainland China. These initiatives include online shopping, discount outlets, and a line of Baby Fox Active Sport stores.

Online Shopping

E-commerce is quickly becoming a leader among the ways to do business in China. As each year passes, more Chinese are becoming internet savvy and willing to shop for their consumer discretionary goods online. Evidence of this growing market is shown through the fact that China’s internet population has surged to reach approximately 298 million in 2008. Of this formidable internet population, an impressive 26% of them have online shopping experience. In the next few years it is anticipated that online shopping will become very rewarding for businesses because of the reduced infrastructure costs and higher gross margins. We have registered with taobao.com, the largest B2C online shopping website in China, to become its corporate client. Our online store with taobao.com is expected to be open for business in April 2009.

Discount Outlets

A discount outlet is a store in which excess inventory can be sold to the public at a fraction of its original retail prices. This form of venue for businesses is becoming increasingly popular and lucrative. Discount stores provide an effective means to generate revenues from otherwise outdated fashion apparel. There is consensus that this newly emerging apparel distribution channel has been successful throughout China. It comes as no surprise that many Chinese women relish the concept of purchasing “last year’s” trend for a lower purchase price. Discount outlets are classified as Class B corporate stores. As of December 31, 2008, we had 136 Class A stores and 39 Class B stores.

Active Wear Stores

Long term aspirations include the launch of a Baby Fox Active Sport wear line of boutique stores. We have not launched any Active Wear Stores as of the filing date.

Employees

As of December 31, 2008, we have 670 full-time employees, and 0 part-time employees.

Properties

Our executive office is located at Minhang District, 89 Xinbang Road, Suite 305-B5, Shanghai, P.R.China, and consists of approximately 3,340 square feet (310 square meters). The owner of this office is one of our board directors, Fengling Wang. The lease term is from January 1, 2008 to December 31, 2012 for five years. The lease (attached herein as Exhibit 10.5) is provided to us at an annual rental of RMB 60,000 (approximately US$8,759), which is at market level of monthly rent of RMB 15 per square meters in close area in Shanghai.

We also have a 41,979 square feet (3,900 square meters) warehouse located in Jiafang Yuan, Building 7, 3rd floor, No.88 North Hubin Road, Wujing District, Changzhou, Jiangsu province, China. The lease is between Shanghai Baby Fox Fashion Co., Ltd. and a related party, Changzhou CTS Fashion Co., Ltd. The leasing term is from January 1, 2007 to December 30, 2009 for three years. The rent is approximately $21,898 (RMB 150,000) per year, which approximates market rate at RMB 3.20 per square meters per month, payable every six months in Changzhou. Changzhou CTS Fashion Co., Ltd. is owned by our chief executive officer, Jieming Huang.

In addition, we have a 16,146 square feet (1,500 square meters) office space at Jiafang Yuan, Buiding 5, 1st floor, No.88 North Hubin Road, Wujing District, Changzhou, Jiangsu province, China. The lease is between Shanghai Baby Fox Fashion Co., Ltd. and a related party, Changzhou CTS Fashion Co., Ltd. The leasing term is from January 1, 2007 to December 30, 2009 for three years. The rent is approximately $11,679 (RMB 80,000) per year payable every six months which approximates the market rate at RMB 4.50 per square meters per month in this area of Changzhou.

We do not own any other properties. We lease our store space from mall operators. Instead of paying the mall operators rent at a fixed rate, the mall operators are entitled to a percentage of our gross sales as compensation for the store space provided, and other facilities and services. The percentage ranges from 16% to 39%, dependent upon the specific condition of each store. At any time, some mall operators have the right to terminate the lease unilaterally if our gross sales fail to meet their expectations.

Litigation

We are from time to time subject to claims and litigation arising in the ordinary course of business. Currently, our management is not aware of any claims and litigation against us.

MANAGEMENT

Executive Officers and Directors

On January 18, 2008, our then sole shareholder and member of the board of director, Mr. Hitoshi Yoshida, made a unanimous written consent to elect and appoint the three individuals set forth as members of our board of directors and management. The following table sets forth, as of December 31, 2008 the names and ages of our three (3) directors The directors will hold such office until the next annual meeting of shareholders and until his or her successor has been elected and qualified.

Name	Age	Position
Jieming Huang	30	Chief Executive Officer, President & Chairman of the Board
Fengling Wang	57	Director
Jieping Huang	31	Director
Ping Chen	62	Vice President of Finance and Controller
Liling Zhong	31	Vice President of Public and Media Relations
Ling Wu	30	Vice President of Promotions & Strategic Planning
Jianwei Shen	34	Vice President of Retail Store Sales
Yang Liu	33	Vice President of Marketing

There are no employment agreements between us and our executive officers.

Business Experience

The following summarizes the occupation and business experience for our officers, directors, key employees and consultants

Jieming Huang, Chief Executive Officer, President & Chairman of the Board
Mr. Huang is the innovator behind the development and success of the emerging Baby Fox brand. He has over 7 years of executive experience in fashion design, apparel manufacturing, marketing and logistics. Mr. Huang worked in Japan from 1994 to 2000 with leading apparel companies. He returned to China in 2000 to co-found CTS, a leading clothing manufacturer. From 2000 to present, Jieming Huang was Chief Executive Officer, President & Chairman of the Board, Changzhou CTS Fashion Co., Ltd.and Changzhou E.I.S. Fashion Co., Ltd. He became our CEO at Shanghai Baby Fox Fashion Co., Ltd. since March 2006.

Fengling Wang, Lead Designer & Member of Board of Directors
Fengling Wang is a leading and highly recognized fashion designer and apparel industry executive, with over 35 years of experience in fashion and apparel industry. Wang is the recipient of several prestigious fashion design awards in China, Japan and Europe, including China’s National “Golden Scissors Award”, and Japan’s Fashion & Garment Award for “Best Suit-Dress Cut.” Wang is often featured as a leading fashion industry expert in magazines, news, TV shows and radio programs. Since 2008, Ms. Fenling Wang has been our Lead Designer at Baby Fox Internnational, Inc. From March, 2006 to present, Ms. Wang has been on the board of directors of Shanghai Baby Fox Fashion Co., Ltd., Changzhou CTS and Changzhou E.I.S. Fashion Co., Ltd. From May, 1999 to February, 2006, Ms. Wang served as General Manager at Changzhou Diamond Garments Co., Ltd.

Jieping Huang, Supervisor & Board Member
From 1994 to 2000, Mr. Huang was engaged in Japanese apparel industry. He came back to China in the year 2000. He has great knowledge about the apparel manufacturing and good sense of the fashion trend. From 2000 to present, Jieping Huang has been our Deputy General Manager at Shanghai Baby Fox Fashion Co., Ltd. From 2000 to February 2006, Jieping Huang was a Board of Director and Deputy General Manager at Changzhou CTS Fashion Co., Ltd. and at Changzhou E.I.S. Fashion Co., Ltd.

Ping Chen, Vice President of Finance
Ping Chen is the former Senior Vice President of Finance for Jiangsu Changzhou City’s E.I.S Fashion Clothing Company. Chen is the previous Senior Financial Department Manager for Changzhou Industry Investment Company, and the prior Financial Department Manager for Jiangsu Changzhou City’s Corduroy Corporation. Chen was the Chief Accountant for Jiangsu Wujin Electrical Machinery Financial Department from 1971 to 1980, and the former Committee Member of the Tenth Annual Chinese People’s Political Consultative Committee (CPPCC). Chen has a Bachelor’s Degree in Enterprise Economy Management from Jiangsu TV Broadcast University. From February 2006 to Present, Ms. Chen has been our Vice President. From April 2001 to February 2006, Ms, Chen was Vice President of Finance at Changzhou CTS Fashion Co., Ltd.

Liling Zhong, Vice President of Public and Media Relations
Liling Zhong is the former Editor and Fashion Expert for Beijing Ruili Magazine Society’s “Clothing Design” magazine, and a previous Manager at Jean-Louis Scherrer, a leading French fashion company. Zhong has a strong knowledge of floor-plan design, employee training, and media relations. Zhong has a Bachelor’s in Fashion Design from Beijing Clothing Technology Institute; design study at the Theater & Arts School. From January 2004 to May 2006, Ms. Zhong was Senior Editor at Beijing Ruilie Magazine House. She has been with us as Vice President of Public and Media Relations since May 2006.

Ling Wu, Vice President of Promotions & Strategic Planning
Ling Wu is skilled in development and planning of new product releases, promotional events, press conferences, and fashion exhibitions / shows. Wu is the former Director of Client Relations Department for Diamond Fashion Company, Ltd. From 2001 to 2006, Lingdi was President of Planning department at Changzhou Diamond Garments Co., Ltd. He has been at current postion since March 2006.

Jianwei Shen, VP of Retail Store Sales
Mr. Shen was engaged as Marketing Manager of Shanghai Babyfox Apparel Co., Ltd. since 2006. He has great experience in marketing, and has brilliant marketing strategy in the apparel industry. He was the marketing manager of Diamond Apparel Co., Ltd. from 1999 to 2006. He has been at his current position since March 2006.

Yang Liu, Vice President of Marketing
Yang Liu was the former IT Manager with Baby Fox, responsible for development of ERP systems and supply chain management). She is also the former Marketing Manager of Beijing Oubosi Product Co., a leading China fashion magazine publisher, and the previous Assistant to the General Manager at Beijing Bilingual Advertising Times Company, Ltd. Liu has a Bachelor’s Degree in Computer Science and Technology from Northeast University, Qinghuangdao Campus. From March 2005 to April 2006, she was Executive Marketing Manager at Beijing OPUS Productions Co., Ltd. From May 2002 to March 2005, she was an Assistant to General Manager at Beijing Bilingual Time Advertising Co., Ltd. From May 2006 to April 2007, she was Vice President of IT at Shanghai Baby Fox Fashion Co., Ltd. From April 2007 to Present, she has been our Vice President of Marketing.

Employment Agreements/ Terms of Office

None of the members of the Board of Directors or members of the management team presently have employment agreements with us.

Option Plan

On January 18, 2008, we issued a total of 37,957,487shares of our common stock, $.001 par value per share to Baby Fox Limited, a British Virgin Islands entity controlled by Hitoshi Yoshida, our former officer and director, as founder’s shares.
On May 6, 2008, Hitoshi Yodshida entered into stock option agreements with two of our directors, Jieming Huang and Jieping Huang, and Linyin Wang, respectively, to purchase all of the shares of Baby Fox Limited. Mr. Yodshida is the owner of 10,000 shares of Baby Fox Limited which represent 100% of the issued and outstanding common stock of Baby Fox Limited.

Pursuant to the option agreements, Mr. Yodshida granted Jieming Huang an option to purchase 7,000 shares at an aggregate exercise price of $700, granted Jieping Huang  an option to purchase 1,500 shares at an exercise price of $150, and  granted Liniyin Wang an option to purchase 1,500 shares at an exercise price of $150.

The three stock option agreements may be exercised until December 31, 2018 in accordance with the Exercise Schedule attached to each agreement.

The option agreements were entered into in conjunction with the combination transaction in order to satisfy China regulations Circular 75. Because Hitoshi Yoshida is not a Chinese resident, we do not need to register with local SAFE. This structure allows us to transfer the Shanghai Baby Fox ownership to offshore China through a “slow walk” model, by transferring share ownership over a period of time. Otherwise, if there were a direct transfer of Shanghai Baby Fox ownership to a Chinese resident controlled offshore special purpose company. Baby Fox Limited, we might be subject to Ministry of Commerce’s approval.

Family relationships

Fengling Wang, our director, is the mother of Jieming Huang, our Chief Executive Officer, President and Chairman of the Board, and Jieping Huang, Supervisor and Board Member. Jieming Huang and Jieping Huang are brothers. Linyi Wang, the father of Jieming Huang and Jieping Huang, and husband of Fengling Wang is not a member of our board of directors. Therefore, none of our directors are independent.

Involvement in certain legal proceedings

No bankruptcy petition has been filed by or against any business of which any of our executive officers was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.
No director has been convicted in a criminal proceeding and is not subject to a pending criminal proceeding (excluding traffic violations and other minor offenses).
No director has been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.
No director has been found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, that has not been reversed, suspended, or vacated.

Director Compensation

Our directors receive salary compensation as disclosed in the Summary Compensation Table on page 27 in this registration statement. Our directors will not receive a fee for attending each board of directors meeting or meeting of a committee of the board of directors. All directors will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending board of director and committee meetings.

Audit Committee and Audit Committee Financial Expert

Our board of directors functions as an audit committee and performs some of the same functions as an audit committee including: (1) selection and oversight of our independent accountant; (2) establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters; and (3) engaging outside advisors. We are not a "listed company" under SEC rules and is therefore not required to have an audit committee comprised of independent directors. Our board of directors has determined that its members do not include a person who is an "audit committee financial expert" within the meaning of the rules and regulations of the SEC. Our board of directors has determined that each of its members is able to read and understand fundamental financial statements and has substantial business experience that results in that member's financial sophistication. Accordingly, the board of directors believes that each of its members have the sufficient knowledge and experience necessary to fulfill the duties and obligations that an audit committee would have.

Code of Ethics

A code of ethics relates to written standards that are reasonably designed to deter wrongdoing and to promote:

●	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	Full, fair, accurate, timely and understandable disclosure in reports and documents that are filed with, or submitted to, the SEC and in other public communications made by an issuer;

●	Compliance with applicable governmental laws, rules and regulations;

●	The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

●	Accountability for adherence to the code.

We have adopted a corporate code of ethics that applies to our principal executive officer, principal accounting officer, and persons performing similar functions, as set forth in Exhibit 14.1 hereto.

Promoters

As of the date of the filing, we have not engaged any promoters.

Indemnification

Under Nevada law and pursuant to our articles of incorporation and bylaws, we may indemnify our officers and directors for various expenses and damages resulting from their acting in these capacities. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our officers or directors pursuant to those provisions, our counsel has informed us that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Executive Compensation

The following table sets forth the aggregate compensation awarded by us to (i) our Chief Executive Officer, and (ii) our most highly compensated officers. We do not anticipate adjusting our compensations to executive officers and directors in the foreseeable future.

SUMMARY COMPENSATION TABLE

						Non-Equity	Nonqualified
				Stock	Option	Incentive Plan	Deferred	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation	Total
principal position	Year	($)	($)	($)	($)	($)	Earnings ($)	($)	($)
Jieming Huang, Chief Executive Officer, President	2008	5,143							5,143
Fengling Wang, Director	2008	5,143							5,143
Jieping Huang Director	2008	5,143							5,143
Ping Chen, Vice President of Finance	2008	5,143							5,143
Liling Zhong, Vice President of Public and Media Relations	2008	6,857							6,857
Ling Wu, Vice President of Promotions & Strategic Planning	2008	5,143							5,143
Jianwei Shen, Vice President of Retails Store Sales	2008	5,143							5,143
Yang Liu, Vice President of Marketing	2008	5,143							5,143

Employment Agreements

None of the members of the Board of Directors or members of the management team presently has employment agreements with us. We do not anticipate entering into employment agreements with the members of the Board of Directors in the foreseeable future.

SECURITY OWNERSHIP

The following table sets forth, as of May 14, 2009, certain information regarding the beneficial ownership of Common Stock by (i) each person who is known by us to own beneficially more than five percent of the outstanding Common Stock, (ii) each of our director and executive officer, and (iii) all directors and executive officers as a group:

	Name and Address of	Amount and Nature of
Title of Class	Beneficial Owner	Beneficial Owner		Percent of Class (1)

Common Stock	Baby Fox Limited (2) No. 22-23, 5 Chome Nakano, Nakanoku, Tokyo, Japan	37,957,487		93.89%

Common Stock	Jieming Huang (3) Chief Executive Officer Minhang District 89 Xinbang Road, Suite 305-B5 Shanghai, P.R. China	286,313		.71%

Common Stock	Fengling Wang Director Minhang District 89 Xinbang Road, Suite 305-B5 Shanghai, P.R. China	0		0%

Common Stock	Jieping Huang Director Minhang District 89 Xinbang Road, Suite 305-B5 Shanghai, P.R. China	0		0%

Common Stock	Ping Chen Vice President of Finance Minhang District 89 Xinbang Road, Suite 305-B5 Shanghai, P.R. China	0		0%

Common Stock	Liling Zhong Vice President of Public and Media Relations Minhang District 89 Xinbang Road, Suite 305-B5 Shanghai, P.R. China	0		0%

Common Stock	Ling Wu Vice President of Promotions and Strategic Planning Minhang District 89 Xinbang Road, Suite 305-B5 Shanghai, P.R. China	0		0%

Common Stock	Jianwei Shen Vice President of Retail Store Sales Minhang District 89 Xinbang Road, Suite 305-B5 Shanghai, P.R. China	0		0%

Common Stock	Yang Liu Vice President of Marketing Minhang District 89 Xinbang Road, Suite 305-B5 Shanghai, P.R. China	0		0%

Common Stock	All executive officers and directors (8) as a group	38,243,800	(4)	94.60%

(1) Based on 40,427,500 outstanding as of May 14, 2009
(2) Baby Fox Limited is under the sole control of Hitoshi Yoshida, No. 22-23, 5 Chome Nakano, Nakanoku, Tokyo, Japan.
(3) These shares are held in the name of Favor Jumbo Enterprises Limited, controlled by Qian Wang. Qian Wang is wife of Chief Executive Officer, Jieming Huang.
(4) On May 6, 2008, Hitoshi Yodshida, the sole shareholder of Baby Fox Limited, entered into stock option agreements with Jieming Huang and Jieping Huang, two (2) members of our board of directors. Pursuant to the Agreement, Jieming Huang and Jieping Huang can exercise the stock option agreements to purchase 85% of the outstanding common shares of Baby Fox Limited until December 31, 2018. Therefore, Jieming Huang and Jieping Huang will have options to acquire indirect ownership of 37,957,487 shares of our common stock.

Change in Control

On May 6, 2008, Hitoshi Yodshida, the owner of 10,000 shares of Baby Fox Limited representing 100% of the issued and outstanding common stock of Baby Fox Limited, entered into stock option agreements with two of our directors, Jieming Huang and Jieping Huang, and Linyi Wang, respectively, to purchase all of the shares of Baby Fox Limited. Pursuant to the option agreements, Mr. Yodshida granted Jieming Huang an option to purchase 7,000 shares at an aggregate exercise price of $700, granted Jieping Huang an option to purchase 1,500 shares at an exercise price of $150, and  granted Liniyin Wang an option to purchase 1,500 shares at an exercise price of $150. The three stock option agreements may be exercised until December 31, 2018 in accordance with the Exercise Schedule attached to each agreement. Upon completing the exercise of the option plans in accordance with the Exercise Schedule, Jieming Huang, Jieping Huang and Linyin Wang will become the shareholders of Baby Fox Limited.

The option agreements were entered into in conjunction with the combination transaction in order to satisfy China regulations Circular 75. Because Hitoshi Yoshida is not a Chinese resident, we do not need to register with local SAFE. This structure allows us to transfer the Shanghai Baby Fox ownership to offshore China through a “slow walk” model, by transferring share ownership over a period of time. Otherwise, if there were a direct transfer of Shanghai Baby Fox ownership to a Chinese resident controlled offshore special purpose company , Baby Fox Limited, we might be subject to Ministry of Commerce’s approval.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We lease office and warehouse space from our board director, Fengling Wang and Changzhou CTS Fashion Co., Ltd. Changzhou CTS Fashion Co., Ltd. is owned by our chief executive officer, Jieming Huang.

Our executive office is located at MinhangDistrict, 89 Xinbang Road, Suite 305-B5, Shanghai, P.R.China,and consists of approximately 3,340square feet (310 square meters). The owner of this office is one of our board directors, Fengling Wang. The lease term is from January 1, 2008 to December 31, 2012 for five years. The lease is provided to us at annual rate of RMB 60,000, approximately $8,759, which is at market level of monthly rent of RMB 15 per square meters in a close area in Shanghai city.

We also have a 41,979 square feet (3,900 square meters) warehouse located in Jiafang Yuan, Building 7, 3rd floor, No.88 North Hubin Road, Wujing District, Changzhou, Jiangsu province, China. The lease is between Shanghai Baby Fox Fashion Co., Ltd. and a related party, Changzhou CTS Fashion Co., Ltd. The leasing term is from January 1, 2007 to December 30, 2009 for three years. The rent is RMB 150,000 per year , approximately $21,898,  payable every six months, which approximates market rate at RMB 3.20 per square meters per month for warehouse in Changzhou. Changzhou CTS Fashion Co., Ltd. is owned by our chief executive officer, Jieming Huang. The rent is at market rate.

In addition, we have a 16,146 square feet (1,500 square meters) office space at Jiafang Yuan, Buiding 5, 1st floor, No.88 North Hubin Road, Wujing District, Changzhou, Jiangsu province, China. The lease is between Shanghai Baby Fox Fashion Co., Ltd. and a related party, Changzhou CTS Fashion Co., Ltd. The leasing term is from January 1, 2007 to December 30, 2009 for three years. The rent is approximately $11,429 (RMB 80,000) per year payable every six months, which approximates the market rate at RMB 4.50 per square meters per month in this area of Changzhou

We purchase a significant portion of its merchandise from Changzhou CTS which is owned by our CEO. Products we buy from Changzhou include overcoat, wind coat, jacket, shirt, trouser, skirt and knitwear etc. Products and designs ordered by Baby Fox are manufactured exclusively for us and not allowed to be sold to third parties. Quantity of purchase is based upon orders from Baby Fox stores and price is based on cost of production confirmed by our supervisors plus 10-15% markup covering general & administrative expenses. Other materials terms such as delivery time are determined by our purchasing managers based on market condition and store demand. Changzhou CTS cannot modify purchase terms without our prior approval. Total purchases from Changzhou CTS for the six months ended December 31, 2008 and 2007 approximated $6,552,663 and $2,051,476, respectively. The material terms of our arrangements with Changzhou CTS  (as attached herein as Exhibit 10.3). Total accounts payable to Changzhou CTS as of December 31, 2008 and 2007 aggregated $2,514,019 and $978,448, respectively. This amount is non-interest bearing and due on demand.

Total payment we made to Changzhou CTS for the six months ended December 31, 2008 and 2007 were $4,854,758 and $933,794, respectively. We paid Changzhou CTS $5,850,448 and $1,528,527 for fiscal years ended June 30, 2008 and 2007, respectively.

On February 18, 2008, we entered into a loan agreement with our CEO, Jieming Huang, pursuant to which, we borrowed $820,160. The loan agreement is subject to a five-year term with five percent annual interest (5%). Pursuant to the loan agreement, we covenant, among others, that during the term of the loan, we will (i) not sell, transfer, mortgage, dispose of in any other way, or create other security interest on, any of our legal right of equity or equity interest without Mr. Huang’s prior written consent, (ii) not sell, transfer, mortgage, dispose of in any other way, or to create other security interest on, any of Mr. Huang’s legal right of equity or equity interest without Mr. Huang’s prior written consent, except that the counterparty is Mr. Huang or those designated by Mr. Huang; and (iii) not agree to merge or combine with, buy or invest in, any person without Mr. Huang’s prior consent. The loan agreement is attached to this registration agreement as Exhibit 10.8.

Our board of directors approved these transactions listed above. We have no disinterested board members.

On January 18, 2007, we and Qian Wang, the spouse of our CEO, Jieming Huang, entered into a consulting agreement. Qian Wang and our CEO, Jieming Huang, were not married yet at that time. There was no family relationship between Qian Wang and Jieming Huang then. On January 18, 2007, we entered into a consulting agreement with Qian Wang. Among other things, Qian Wang agreed to introduce and supervise Beijing Allstar Business Consulting, Inc., provide both verbal and written translation between English and Chinese for our executives, and provide strategic consulting and advice to Baby Fox’s executives regarding U.S. capital market and related issues regarding our private placement and application for quotation of the common stock on OTC Bulletin Board. Qian Wang’s services were valued at $96,263 which defined in her agreement with us. Among her total compensation, approximate 40% or $39,000 is in cash payment and the rest 60% is in common shares.  We paid Qian Wang $9,750 on May 21, 2007 and $11,250 on May 29, 2008. We will owe Qian Wang $10,500 cash upon the effectiveness of our common stock registration statement and $7,500 cash upon our common stock being quoted on the OTC Bulletin Board. On January 18, 2008, we awarded Qian Wang 286,313 shares as compensation for her services rendered. Qian Wang designated Favor Jumbo Enterprises Limited as the holder of the 286,313 shares. These shares are valued at $.20 per share, the same valuation as it was in our private placement in March 2008.

Other than our officers and directors, we have not had a promoter at any time since inception. Therefore, we have never entered into transactions with a promoter.

Besides related party transaction stated above, none of the following persons has any direct or indirect material interest in any transaction to which we are a party since our incorporation or in any proposed transaction to which we are proposed to be a party:
(A)	Any of our directors or officers;
(B)	Any proposed nominee for election as our director;
(C)	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our Common Stock; or
(D)	Any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary of us.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 90,000,000 shares of common stock, $.001 par value, of which 40,427,500 shares were issued and outstanding as of May 14, 2009.

The holders of common stock are entitled to one vote for each share held of record on all matters to be voted by stockholders. There is no cumulative voting with respect to the election of directors with the result that the holders of more than 50% of the shares of common stock and other voting shares voted for the election of directors can elect all of the directors.

The holders of shares of common stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefore, and, upon liquidation are entitled to share pro rata in any distribution to holders of common stock, subject to the right of holders of outstanding preferred stock. Our wholly-owned subsidiary, Shanghai Baby Fox, declared dividends on August 8, 2007 and December 10, 2007 in the amount of $401,973 and $433,757, respectively. Holders of our common stock have no preemptive rights.  There are no conversion rights or redemption or sinking fund provisions with respect to our common stock.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, $.001 par value, of which no shares were issued and outstanding as of May 14, 2009.

Preferred stock may be authorized and issued in the future in connection with acquisitions, financings, or other matters, as the Board of Directors deems appropriate.  In the event that we determine issue any shares of preferred stock, a certificate of designation containing the rights, privileges and limitations of this series of preferred stock will be filed with the Secretary of State of the State of Nevada.  The effect of this preferred stock designation power is that our Board of Directors alone, subject to Federal securities laws, applicable blue sky laws, and Nevada law, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control without further action by our stockholders, and may adversely affect the voting and other rights of the holders of our common stock.

Rule 144 Shares

As of the date of this registration statement, we do not have any issued and outstanding common shares that are available for resale to the public market in accordance with Rule 144.

SELLING STOCKHOLDERS

The shares being offered for resale by the selling stockholders consist of the 868,262 shares of our common stock held by 40 shareholders. Such shareholders include the holders of the 427,500 shares sold in our Regulation D Rule 506 offering which was completed in March 2008. We are also registering a total of 440,762 shares for eight shareholders who received shares for services rendered. The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of February 4, 2009 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

			Amount	Percent
	Shares		Beneficially	Beneficially
	Beneficially	Shares	Owned	Owned
	Owned Prior	to be	After	After
Name	To Offering	Offered	Offering	Offering
Lan Yu	12,500	12,500	0	0.00%
Qianfan Wang	12,500	12,500	0	0.00%
Xianjiang Liu	10,000	10,000	0	0.00%
Ran Li	10,000	10,000	0	0.00%
Chen Chen	15,000	15,000	0	0.00%
Long Chen	25,000	25,000	0	0.00%
Jing Tao	25,000	25,000	0	0.00%
Transworld Consulting Group Inc. (1)	12,500	12,500	0	0.00%
Xiaobo Wu	12,500	12,500	0	0.00%
Allan M. Dyson	7,500	7,500	0	0.00%
Terauchi Yasutada	15,000	15,000	0	0.00%
Toshiyuki Tatsuda	15,000	15,000	0	0.00%
Satomi Abe	15,000	15,000	0	0.00%
Naoya Abe	15,000	15,000	0	0.00%
Norihiko Mabuchi	15,000	15,000	0	0.00%
Kengo Kato	15,000	15,000	0	0.00%
Hiroshi Ito	15,000	15,000	0	0.00%
Yoshimi Iitsuka	15,000	15,000	0	0.00%
Bruce Irish	12,500	12,500	0	0.00%
Jing Tang	10,000	10,000	0	0.00%
Johann Tse	5,000	5,000	0	0.00%
Qiangfei Xia	10,000	10,000	0	0.00%
Haruo Nishizawa	15,000	15,000	0	0.00%
Yuezhi Zhao	5,000	5,000	0	0.00%
Masaro Fucuyamo	15,000	15,000	0	0.00%
Tri Superior Trading (2)	15,000	15,000	0	0.00%
Takashi Yamaguchi	15,000	15,000	0	0.00%
Hayashi Kazuo	15,000	15,000	0	0.00%
Xue Tao Peng	12,500	12,500	0	0.00%
Keiko Kizu	15,000	15,000	0	0.00%
Hao Xia	10,000	10,000	0	0.00%
Liang He	10,000	10,000	0	0.00%
Favor Jumbo Enterprises Limited (3)	286,313	100,000	186,313	0.46%
First Prestige, Inc. (4)	665,180	100,000	565,180	1.40%
JD Infinity Holdings, Inc. (5)	475,129	100,000	375,129	0.93%
Catalpa Holdings, Inc. (6)	475,129	100,000	375,129	0.93%
Avenndi, LLC (7)	20,000	20,000	0	0.00%
Ying Yue Song	13,762	13,762	0	0.00%
Wei Zhuang	5,000	5,000	0	0.00%
Jing Jin	2,000	2,000	0	0.00%

(1)	Transworld Consulting Group Inc. is controlled by Jack Chen.
(2)	Tri Superior Trading is controlled by Iwabuchi Yoshitumi.
(3)	Favor Jumbo Enterprises Limited is controlled by Qian Wang, Qian Wang is wife of Chief Executive Officer, Jieming Huang.
(4)	First Prestige, Inc. is controlled by Hongtao Shi.
(5)	JD Infinity Holdings, inc. is controlled by Liuyi Zhang.
(6)	Catalpa Holdings, Inc. is controlled by Fred Chang.
(7)	Avenndi, LLC is controlled by John Kennedy.

None of the Selling Shareholders are broker-dealers or affiliates of broker dealers.

Transfer Agent

The transfer agent and registrar for our common stock is: Interwest Transfer Company, Inc.,1981 East Murray Holladay Road, Suite 100, P.O. Box 17136, Salt Lake City, UT 84117. Their telephone number is: (801) 272-9294.

PLAN OF DISTRIBUTION

This prospectus relates to the registration of the resale of 868,262 shares of our common stock on behalf of the selling stockholders named herein.

The selling security holders may sell some or all of their shares at a fixed price of $.20 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTCBB, shareholders may sell their shares in private transactions to other individuals.

There is no established public trading market for our securities. Our shares are not and have not been listed or quoted on any exchange or quotation system. In order for our shares to be quoted, a market maker must agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board. In addition, it is possible that, such application for quotation may not be approved and even if approved it is possible that a regular trading market will not develop or that if developed, will be sustained.

Once a market has been developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

O	ordinary brokers transactions, which may include long or short sales,
O	Transactions involving cross or block trades on any securities or market where our common stock is trading,
O	through direct sales to purchasers or sales effected through agents,
O	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
O	any combination of the foregoing.

The  selling  stockholders  named  in  this  prospectus  must  comply  with  the requirements of the Securities Act and the Exchange Act in the offer and sale of the  common  stock  being  offered by them.

The selling stockholders and any broker-dealers  who execute sales for the selling stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In particular, Favor Jumbo Enterprises Limited controlled by Qian Wang, wife of our Chief Executive Officer, is an underwriter.  During such times as the selling stockholders may be deemed to be engaged in a distribution of the common  stock, and therefore be considered to be an   underwriter, they must comply with applicable laws and may among other things:

1.   Not engage in any stabilization  activities  in  connection  with our common stock;

2.   Furnish  each  broker  or dealer  through  which  common  stock may be offered,  such copies of this  prospectus from time to time, as may be required by such broker or dealer, and

3.   Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities permitted under the Exchange Act.

Any  commissions  received  by  broker-dealers  and any  profit on the resale of shares  sold  by  them  while  acting  as  principals  might  be  deemed  to  be underwriting discounts or commissions under the Securities Act.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. The selling shareholders may be deemed to be underwriters with respect to the shares that they are offering for resale.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $40,000.

LEGAL MATTERS

Anslow + Jaclin, LLP, Manalapan, New Jersey passed upon the validity of the common stock being offered hereby.

EXPERTS

Included in the prospectus constituting part of this registration statement are consolidated financial statements for fiscal years ended June 30, 2008 and 2007, which have been audited by Paritz & Company, P.A., an independent registered public accounting firm, to the extent and for the periods set forth in their respective report appearing elsewhere herein. In the audit report, our auditor has expressed their concern as to our ability to continue as a going concern. The financial statements are included in reliance upon such report given upon the authority of such firms as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and us, please review the registration statement, including exhibits, schedules and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at 100 F Street N.E , Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made by this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the selling stockholders.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those specifically offered hereby or an offer to sell or a solicitation of an offer to buy any of these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation.  Except where otherwise indicated, this prospectus speaks as of the effective date of the registration statement.

FINANCIAL STATEMENTS

BABY FOX INTERNATIONAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET

	12/31/2008	6/30/2008
	UNAUDITED
ASSETS
CURRENT ASSETS:

Cash	$421,716	$110,140
Accounts Receivable	2,790,935	1,855,639
Inventory	6,729,723	6,467,519
Advance to vendors	47,013	279,024
Prepaid expenses and sundry current assets	430,002	346,841

TOTAL CURRENT ASSETS	10,419,388	9,059,163

PROPERTY AND EQUIPMENT, NET OF
ACCUMULATED DEPRECIATION	63,339	42,408

Deposits	98,863	138,372

TOTAL ASSETS	10,581,591	9,239,943

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:

Accounts payable - Trade	3,448,856	5,183,251
affiliated company	2,514,019	801,080
Deposits payable	2,020,585	1,677,827
Accrued expenses and sundry current liabilities	1,529,524	871,760
Customer advances	367,982	213,110
Loans payable - officer and stockholder	19,016	97,624
Dividends payable	834,922	835,231

TOTAL CURRENT LIABILITIES	10,734,903	9,679,883

LONG-TERM DEBT	1,641,767	1,642,075

STOCKHOLDERS' EQUITY
Preferred Stock, $0.001 par value 10,000,000 shares authorized, 0 shares issued and outstanding	-
Common Stock, $0.001 par value 90,000,000 shares authorized, 40,427,500 shares issued and outstanding	40,427	40,427
Additional paid in capital	(135,535)	(135,535)
Accumulated deficit	(1,755,576)	(2,041,358)
Accumulated other comprehensive income	55,605	54,451

TOTAL STOCKHOLDERS' EQUITY	(1,795,079)	(2,082,015)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$10,581,591	$9,239,943

BABY FOX INTERNATIONAL INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME (LOSS)
(U.S. $)

	Six Months Ended
	12/31/2008	12/31/2007
	UNAUDITED	UNAUDITED

SALES
Corporate stores	$10,138,708	$5,584,858
Non-corporate stores	1,061,324	701,573
TOTAL SALES	11,200,032	6,286,431

COST OF GOODS SOLD
Corporate stores	4,866,630	2,912,204
Non-corporate stores	507,670	352,273
TOTAL COST OF GOODS SOLD	5,374,300	3,264,477

GROSS PROFIT	5,825,732	3,021,954

OPERATING EXPENSES:
Selling Expenses	5,145,924	2,192,732
General & Administrative Expenses	248,240	233,466
TOTAL OPERATING EXPENSES	5,394,164	2,426,198

INCOME FROM OPERATIONS	431,568	595,756

OTHER EXPENSES:
Interest expense	62,008	-

INCOME (LOSS) BEFORE TAXES	369,560	595,756

INCOME TAX	83,778	196,767

NET INCOME (LOSS)	$285,782	$398,989

OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustment	1,154	49,488

COMPREHENSIVE INCOME (LOSS)	$286,936	$448,477

BASIC AND DILUTED INCOME (LOSS) PER SHARE	$0.01	$0.01

BASIC AND DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	40,427,500	38,057,487

BABY FOX INTERNATIONAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)

	Common Stock		Owners’	Additional	Retained	Accumulated other
	Number	Par	Capital	Paid-In	Earnings	Comprehensive
	of Shares	Value		Capital	(Deficit)	Income	Total
BALANCE, June 30, 2006	-	$-	$626,000	$-	$509	$-	$626,509

Net income	-	-	-	-	252,799	-	252,799
Foreign currency translation adjustment						36,284	36,284

BALANCE, June 30, 2007	-	-	626,000	-	253,308	36,284	915,592

Sale of common stock	427,500	427	-	85,073	-	-	85,500
Sale of common stock	37,957,487	37,957	-	(37,957)	-	-	-
Founder shares issued for no consideration	100,000	100		(100)	-		-
Common stock issued for merger-related expenses	1,942,513	1,943	-	(1,943)	-	-	-
Effect of acquisition		-	(626,000)	(180,608)		-	(806,608)
Foreign currency translation adjustment	-	-	-	-	-	18,167	18,167
Net loss	-	-	-	-	(1,459,435)	-	(1,459,435)
Dividends declared	-	-	-	-	(835,231)	-	(835,231)

BALANCE, June 30, 2008	40,427,500	$40,427	$-	$(135,535)	$(2,041,358)	$54,451	$(2,082,015)

Net Income (loss)	-	-	-	-	285,782	-	285,782
Foreign currency translation adjustment	-	-	-	-		1,154	1,154

BALANCE, December 31, 2008 (unaudited)	40,427,500	$40,427	$-	$(135,535)	$(1,755,576)	$55,605	$(1,795,079)

BABY FOX INTERNATIONAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2008 AND 2007
(UNAUDITED)

	Six Months Ended
	December 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$285,782	$398,989
Adjustments to reconcile net (loss) income to net cash provided by
(used in) operating activities:
Depreciation	5,348	2,319
Changes in operating assets and liabilities:
Accounts receivable	(936,138)	(282,264)
Inventories	(264,643)	(5,312,508)
Advance to vendors	231,946	537,228
Prepaid expenses and sundry current assets	(83,302)	(304,732)
Customer deposits	39,464	-
Accounts payable	(19,243)	4,370,059
Deposits payable	343,436	474,083
Accrued expenses, taxes and sundry current liabilities	658,187	(185,027)
Customer advances	154,976	406,452
Net cash provided by operating activities	415,813	104,599

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(26,298)	(12,225)
Net cash used in investing activities	(26,298)	(12,225)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of related party loans	(78,585)	-
Net cash used in financing activities	(78,585)	-

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	645	24,263

INCREASE IN CASH	311,576	116,637

CASH, beginning of period	110,140	321,879

CASH, end of period	$421,716	$438,516

See accompanying notes to financial statements

BABY FOX INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008

(UNAUDITED)

1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s accounting policies used in the preparation of the accompanying consolidated financial statements conform to accounting principles generally accepted in the United States of America ("US GAAP") and have been consistently applied.

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted for interim financial information.  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles (“GAAP”) for complete financial statements.  In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.  Operating results for the six months ended December 31, 2008 are not necessarily indicative of the results that may be expected for the year ending June 30, 2009.

The balance sheet at June 30, 2008 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by GAAP for complete financial statements.

Business description

Baby Fox International, Inc. (the “Company”), through its wholly-owned subsidiary Shanghai Baby Fox Fashion Co., Ltd., is a specialty retailer, developer and designer of fashionable, value-priced women’s apparel and accessories.  The Company sells merchandise at its corporate-owned stores located with malls in China.  The mall operator collects the proceeds of sales from customers and remits the proceeds, net of rent and other charges, to the Company.

In addition, the Company sells merchandise to licensed non-corporate owned stores which only carry the Baby Fox brand merchandise.

Basis of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary after elimination of significant inter-company balances and transactions.

Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of net revenue and expenses during each reporting period. Actual results could differ from those estimates.

Revenue recognition and return policy

The Company recognizes revenue in accordance with Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements” as amended by SAB No. 104 (together, “SAB 104”), which specifies that revenue is realized or realizable and earned when four criteria are met:

•  Persuasive evidence of an arrangement exists (the Company considers its sales contracts to be pervasive evidence of an arrangement);
•  Delivery has occurred or services have been rendered;
•  The seller’s price to the buyer is fixed or determinable; and
•  Collectibility of payment is reasonably assured.

The Company’s revenues are generated from sales at its company-owned retail stores and from sales of merchandise to licensed non-corporate owned stores.

Revenues from sales at company owned retail stores are recognized when the ultimate customer purchases the merchandise in the store and pays for it at the cash register.  Customers have the right to return merchandise for credit, exchange or refunds according to department stores’ policy for up to fourteen days after purchase.  The return policy is set by corporate headquarters and consistent among all our corporate stores. Period allowed for return is short (two weeks) and based on historical experience, actual returns by end consumers have been rare and immaterial across all retail stores. Management will keep monitoring returns by end consumers at our corporate stores as we open more stores each period.

Revenues from sales to licensed non-corporate stores are recognized at the date of shipment to the non-corporate stores when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, and no other significant obligations of the Company exist and collectability is reasonably assured.  Non-corporate stores have the right to return unsold merchandise for up to sixty days after receipt of the merchandise for exchange.  Reserves are established to reflect anticipated losses resulting from the return of unsold merchandise based on historical information. Currently we estimate returns to be 20% of our sales to non-corporate stores and relevant reserves have been made accordingly each reporting period. Since fashion clothing is trending towards shorter product life cycle and return period we allow for non-corporate stores are relatively long (2 months), current reserve already take into the effect of introducing new products on expected return of previous products. The return reserve based on this percentage of sales has been consistent with actual returns in our operating history. As we continue to open more non-corporate stores, we will closely monitor returns for existing and new stores and adjust reserve for returns if necessary. Besides the return policy, we do not offer early payment discounts, incentive discounts based on volume or credit for products that do not sell well to non-corporate stores.

Shipping and handling of merchandise sold to non-corporate stores is not separately billed to customers or paid directly by the customer.

Cost of sales

Cost of sales includes the cost of merchandise sold and related costs including purchasing, receiving, warehousing and other costs.

Store opening expenses

Due to the initial term of the leases with mall operators and the cancellation provisions contained in the store leases, the cost of leasehold improvements and store fixtures are charged to expense as incurred.

Advertising expense

Advertising expense is charged to operations as incurred and aggregated approximately $9,490 and $2,479 for the six months ended December 31, 2008 and 2007, respectively.

Financial instruments

SFAS 107, “Disclosures about Fair Value of Financial Instruments” requires disclosure of the fair value of financial instruments held by the Company. SFAS 107 defines the fair value of the financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties.  The Company considers the carrying amount of cash, accounts receivable, other receivables, prepayments, accounts payable, accrued liabilities, other payables, taxes payable, and loans to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

Cash

The Company includes in cash and cash equivalents all short-term, highly liquid investments that mature within three months of their acquisition date.  Cash equivalents consist principally of investments in interest-bearing demand deposit accounts and liquidity funds with financial institutions and are stated at cost, which approximates fair value.

The Company maintains cash with financial institutions in the Peoples Republic of China (“PRC”) which are not insured or otherwise protected. Should any of these institutions holding the Company’s cash become insolvent, or if the Company is unable to withdraw funds for any reason, the Company could lose the cash on deposit with that institution.

Accounts receivable

Accounts receivable consist of amounts due from mall operators which are generally received within thirty days and amounts due from sales to non-corporate stores.  The risk of credit loss in the Company’s trade receivables is substantially mitigated by the Company’s credit evaluation process, short collection terms from mall operators and deposits required from non-corporate store operators.  Allowances for potential credit losses are determined based on historical experience and current evaluation of the composition of accounts receivable.  Historically, credit losses have been within management’s expectations.

Inventories

Inventories, consisting of finished goods and accessories, are valued at the lower of cost as determined by the average cost or market.   Cost is determined on a first-in first-out basis and includes all expenditures incurred in bringing the goods to the point of sale and putting them in a saleable condition, Due to the high style nature of the Company’s merchandise, slow moving, out of season and broken style merchandise is sold to discount stores   substantially below cost.  Reserves are created to reduce the carrying value of these items to market value.

The company maintains a perpetual inventory and sales report, by store location. This is updated daily based upon shipping and sales reports. A weekly review is made by the merchandising group and management to identify slow moving merchandise. Merchandise, which is slow moving during the first month at a store is reported to the head office, and is sometimes moved to other stores, due to varying style demand in the diverse markets in China. Unsold merchandise is then marked down, and if not sold within 90 days of receipt, it is shipped back to the warehouse. The company then has periodic discount warehouse sales and uses certain liquidators.

The company values inventory at the lower of cost or market, and maintains a reserve for inventory markdown. This encompasses current goods held for liquidation and markdown, and application of historical percentages of current inventory which is anticipated to be marked down and /or liquidated. Currently this percentage stands at 10% of ending inventory level based on historical experience and reverses are made accordingly at each reporting period. The company periodically adjusts the percentage based on a review of changing ratios and the percentage of selling prices recovered through liquidation.

Property and equipment

Property and equipment are recorded at cost.  Depreciation is provided in amounts sufficient to amortize the cost of the related assets over their useful lives using the straight line method for financial reporting purposes, whereas accelerated methods are used for tax purposes.

Maintenance, repairs and minor renewals are charged to expense when incurred.  Replacements and major renewals are capitalized.

Deferred income taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109) which requires that deferred tax assets and liabilities be recognized for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  In addition, SFAS 109 requires recognition of future tax benefits, such as carryforwards, to the extent that realization of such benefits is more likely than not and that a valuation allowance be provided when it is more likely than not that some portion of the deferred tax asset will not be realized.

Earnings per share

Basic earnings per common share is computed on the basis of the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed on the basis of the weighted average number of common shares and dilutive securities (such as warrants and convertible preferred stock) outstanding. Dilutive securities having an anti-dilutive effect on diluted earnings per share are excluded from the calculation.

Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by shareholders and distributions to shareholders.  Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. Comprehensive income includes net income and the foreign currency translation gain, net of tax.

Statement of cash flows

In accordance with Statement of Financial Accounting Standards No. 95, “Statement of cash Flows,” cash flows from the Company’s operations are calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Segment reporting

Statement of Financial Accounting Standards No. 131 (“SFAS 131”), “Disclosure about Segments of an Enterprise and Related Information ” requires use of the “management approach” model for segment reporting.  The management approach model is based on the way a company’s management organized segments within the company for making operating decisions and assessing performance.  Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.  SFAS 131 has an immaterial effect on the Company’s financial statements, as the Company consists of one reportable business segment, the sale of merchandise.

Recent accounting pronouncements

Effective January 1, 2009, the Company adopted Financial Accounting Standards Board's (FASB) Statement No. 160 (FAS 160), “Noncontrolling Interests in Consolidated Financial Statements – an Amendment of ARB No. 51.” FAS 160 changed the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. FAS 160 required retrospective adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of FAS 160 will be applied prospectively. The adoption of FAS 160 did not have a material impact on the Corporation’s financial statements.

In May 2008, the FASB issued Statement of Financial Accounting Standards No. 162, “ The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”), which identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of non-governmental entities that are presented in conformity with U.S. GAAP.  SFAS 162 is effective for the Company sixty days following the SEC’s approval of the Public Company Accounting Oversight Board (PCAOB) amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles”.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations ” (“SFAS 141R”), which requires most identifiable assets, liabilities, non-controlling interests and goodwill acquired in a business combination to be recorded at “full fair value”.  Under SFAS 141R, all business combinations will be accounted for under the acquisition method.  Significant changes, among others, from current guidance resulting from SFAS 141R include the requirement that contingent assets and liabilities and contingent consideration shall be recorded at estimated fair value as of the acquisition date, with any subsequent changes in fair value charged or credited to earnings.  Further, acquisition-related costs will be expensed rather than treated as part of the acquisition.  SFAS 141R is effective for periods beginning on or after December 15, 2008.

In February 2007, the FASB issued SFAS No. 159, “ The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115 ”. SFAS No. 159 allows companies to choose to measure eligible financial instruments and certain other items at fair value that are not required to be measured at fair value.  SFAS No. 159 requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings at each reporting date.  SFAS No. 159 is effective for fiscal years beginning after November 15, 2007 and will be adopted by the Company beginning in the first quarter of fiscal 2009.

The adoption of these standards is not expected to have a material impact on the Company’s results of operations or financial position.

2          INCOME TAXES

Since the Company’s operations are outside the United States, the Company did not have any provision for U.S. income taxes. The Company and its subsidiaries are governed by the Income Tax Laws of the PRC concerning Foreign Investment Enterprises and Foreign Enterprises and various local income tax laws. The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the six months ended December 31, 2008 and 2007:

	2008	2007
U.S. Federal income tax rate	35.0%	35.0%
Effect of lower tax rate in PRC	(10.0)	(2.0)
Other tax adjustments	(2.3)
Effective income tax rate	22.7%	33.0%

3          COMMITMENTS AND CONTINGENCIES

Leases

The Company is obligated under operating leases for their headquarter facilities, distribution center and certain stores located in malls.  Aggregate minimum annual rentals under non-cancelable leases are as follows:

Fiscal year ending
2009	$614,210
2010	195,046
2011	8,754
2012	8,754
2013	4,377
Thereafter	-

Approximately 25% of company owned stores in malls have minimum annual rentals plus percentage rents.  The remaining stores do not have minimum rentals, but have percentage rent requirements. These leases can be terminated if performance does not meet certain predetermined levels.

Rental expense charged to operations for the six months ended December 31, 2008 and 2007 aggregated approximately $2,179,340 and $1,342,313, respectively.

4             RISK FACTORS

Vulnerability due to Operations in PRC

The Company = s operations may be adversely affected by significant political, economic and social uncertainties in the PRC.  Although the PRC government has been pursuing economic reform policies for more than 20 years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC’s political, economic and social conditions.  There is also no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective.

Substantially all of the Company’s businesses are transacted in RMB, which is not freely convertible.  The People’s Bank of China or other banks are authorized to buy and sell foreign currencies at the exchange rates quoted by the Peoples Bank of China.  Approval of foreign currency payments by the People’s Bank of China or other institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

Since the Company has its primary operations in the PRC, the majority of its revenues will be settled in RMB, not U.S. Dollars.  Due to certain restrictions on currency exchanges that exist in the PRC, the Company’s ability to use revenue generated in RMB to pay any dividend payments to its shareholders may be limited.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentration of credit risk are primarily cash and cash equivalents.  As of December 31, 2008, substantially all of the Company’s cash was managed by financial institutions.

Competition

The sale of women’s fashion and accessories through retail stores is a highly competitive business with numerous competitors, including individual and chain fashion specialty stores, department stores and discount retailers.  Brand image, marketing, fashion design, price, service, fashion assortment and quality are the principal competitive factors in retail store sales.  A failure to compete effectively could adversely affect growth and profitability.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Baby Fox International, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of Baby Fox International, Inc. and Subsidiary as of June 30, 2008 and 2007 and the related consolidated statements of operations and other comprehensive income (loss), changes in stockholders’ equity and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform an audit of is internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As shown on the accompanying balance sheet, as of June 30, 2008, the Company had a stockholders’ deficiency of $2,082,015, working capital deficit of $439,940 and a net loss of $1,459,435 for the year ended June 30, 2008. These circumstances raise substantial doubt about its ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Baby Fox International, Inc. and Subsidiary as of June 30, 2008 and 2007, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Paritz & Company, P.A.

Hackensack, New Jersey
November 5, 2008

BABY FOX INTERNATIONAL, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(in US $)

	JUNE 30,
	2008	2007
ASSETS
CURRENT ASSETS:
Cash	$110,140	$321,879
Accounts receivable, net of allowance of $179,168 in 2008 and $83,615 in 2007	1,855,639	1,025,543
Inventories	6,467,519	1,432,506
Due from affiliated company	-	552,927
Advance to vendors	279,024	-
Prepaid expenses and sundry current assets	346,841	76,978
TOTAL CURRENT ASSETS	9,059,163	3,409,833

Property and equipment, net of accumulated depreciation	42,408	16,144
Deposits	138,372	24,722
TOTAL ASSETS	$9,239,943	$3,450,699

LIABILITIES AND STOCKHOLDERS’ (DEFICIENCY) EQUITY

CURRENT LIABILITIES:
Accounts payable-trade	$5,183,251	$920,264
-affiliated company	801,080	-
Deposits payable	1,677,827	1,068,110
Accrued expenses and sundry current liabilities	871,760	349,865
Customer advances	213,110	151,899
Loans payable – officer and stockholder	97,624	44,969
Dividends payable	835,231	-
TOTAL CURRENT LIABILITIES	9,679,883	2,535,107

LONG-TERM DEBT	1,642,075	-

STOCKHOLDERS’ (DEFICIENCY) EQUITY:
Preferred stock, $0.001 par value 10,000,000 shares authorized 0 shares issued and outstanding	-	-
Common stock, $0.001 par value 90,000,000 shares authorized 40,427,500 shares issued and outstanding	40,427	-
Owners’ capital	-	626,000
Accumulated deficit	(2,176,893)	253,308
Accumulated other comprehensive income	54,451	36,284
TOTAL STOCKHOLDERS’ (DEFICIENCY) EQUITY	(2,082,015)	915,592
TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIENCY) EQUITY	$9,239,943	$3,450,699

See notes to financial statements

BABY FOX INTERNATIONAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME (LOSS)

(in US $)

	YEAR ENDED JUNE 30,
	2008	2007

SALES:
Corporate stores	$13,695,640	$6,201,610
Non-corporate stores	1,360,087	762,402
TOTAL SALES	15,055,727	6,964,012

COST OF GOODS SOLD:
Corporate stores	9,345,365	3,201,933
Non-corporate stores	703,316	432,244
TOTAL COST OF GOODS SOLD	10,048,681	3,634,177

GROSS PROFIT	5,007,046	3,329,835

OPERATING EXPENSES:
Selling expenses	5,603,106	2,541,268
General and administrative expenses	839,693	408,426
TOTAL OPERATING EXPENSES	6,442,799	2,949,694

OPERATING INCOME (LOSS)	(1,435,753)	380,141

OTHER EXPENSES:
Interest expense	23,682	-

INCOME (LOSS) BEFORE INCOME TAXES	(1,459,435)	380,141

INCOME TAXES	-	127,342

NET INCOME (LOSS)	(1,459,435)	252,799

OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustment	18,167	36,284

COMPREHENSIVE INCOME (LOSS)	$(1,441,268)	$289,083

BASIC AND DILUTED INCOME (LOSS) PER COMMON SHARE	$(0.04)	$0.01

BASIC AND DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	39,068,722	38,057,487

See notes to financial statements

BABY FOX INTERNATIONAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ (DEFICIENCY) EQUITY

(in US $)

	Shares	Amount	Owners’ Capital	Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income	Total

BALANCE–JUNE 30, 2006	-	$-	$626,000	$-	$509	$-	$626,509
Foreign currency translation adjustment	-	-	-	-	-	36,284	36,284
Net income	-	-	-	-	252,799	-	252,799
BALANCE-JUNE 30, 2007	-	-	626,000	-	253,308	36,284	915,592
Sale of common stock	427,500	427	-	85,073	-	-	85,500
Sale of common stock	37,957,487	37,957	-	(37,957)	-	-	-
Founder shares issued for no consideration	100,000	100	-	(100)	-		-
Common stock issued for merger-related expenses	1,942,513	1,943	-	(1,943)	-	-	-
Effect of acquisition		-	(626,000)	(45,073)	(135,535)	-	(806,608)
Foreign currency translation adjustment	-	-	-	-	-	18,167	18,167
Net loss	-	-	-	-	(1,459,435)	-	(1,459,435)
Dividends declared	-	-	-	-	(835,231)	-	(835,231)
BALANCE-JUNE 30, 2008	40,427,500	$40,427	$-	$-	$(2,176,893)	$54,451	$(2,082,015)

See notes to financial statements

BABY FOX INTERNATIONAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in US $)

	YEAR ENDED JUNE 30,
	2008	2007

OPERATING ACTIVITIES:
Net (loss) income	$(1,459,435)	$252,799
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation	6,785	1,463
Changes in operating assets and liabilities:
Accounts receivable	(717,403)	(984,953)
Inventories	(4,877,601)	(1,432,506)
Due from affiliated company	1,414,766	12,523
Prepaid expenses and sundry current assets	(540,428)	(62,008)
Deposits	(110,934)	-
Accounts payable	4,161,863	920,264
Deposits payable	492,347	1,061,798
Accrued expenses, taxes and sundry current liabilities	433,390	545,746
Customer advances	44,519	-
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(1,152,131)	315,126

INVESTING ACTIVITIES:
Investment in subsidiary	(806,608)	-
Acquisition of property and equipment	(31,275)	(15,908)
NET CASH USED IN INVESTING ACTIVITIES	(837,883)	(15,908)

FINANCING ACTIVITIES:
Proceeds of stockholder loan	894,648	-
Proceeds from officer loan	13,136	-
Proceeds from issuances of long-term debt	831,915	-
Proceeds from sale of common stock	85,500	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	1,825,199	-

EFFECT OF EXCHANGE RATE ON CASH	(46,924)	5,653

(DECREASE) INCREASE IN CASH	(211,739)	304,871

CASH – BEGINNING OF YEAR	321,879	17,008

CASH – END OF YEAR	$110,140	$321,879

Supplemental disclosures of cash flow information:
Non-cash financing activities:
Dividends declared and not paid	$835,231	$-

See notes to financial statements

BABY FOX INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED JUNE 30, 2008

1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Business description

Baby Fox International, Inc. (the “Company”), through its wholly-owned subsidiary Shanghai Baby Fox Fashion Co., Ltd., is a specialty retailer, developer and designer of fashionable, value-priced women’s apparel and accessories.  The Company sells merchandise at its corporate-owned stores located with malls in China.  The mall operator collects the proceeds of sales from customers and remits the proceeds, net of rent and other charges, to the Company.

In addition, the Company sells merchandise to licensed non-corporate owned stores which only carry the Baby Fox brand merchandise.

Basis of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary after elimination of significant inter-company balances and transactions.

Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of net revenue and expenses during each reporting period.  Actual results could differ from those estimates.

Revenue recognition and return policy

The Company’s revenues are generated from sales at its company-owned retail stores and from sales of merchandise to licensed non-corporate owned stores.

Revenues from sales at company owned retail stores are recognized when the ultimate customer purchases the merchandise in the store and pays for it at the cash register.  Customers have the right to return merchandise for credit, exchange or refunds according to department stores’ policy for up to fourteen days after purchase.  The return policy is set by corporate headquarters and consistent among all our corporate stores. Period allowed for return is short (two weeks) and based on historical experience, actual returns by end consumers have been rare and immaterial across all retail stores. Management will keep monitoring returns by end consumers at our corporate stores as we open more stores each period.

Revenues from sales to licensed non-corporate stores are recognized at the date of shipment to the non-corporate stores when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, and no other significant obligations of the Company exist and collectability is reasonably assured.  Non-corporate stores have the right to return unsold merchandise for up to sixty days after receipt of the merchandise for exchange.  Reserves are established to reflect anticipated losses resulting from the return of unsold merchandise based on historical information. Currently we estimate returns to be 20% of our sales to non-corporate stores and relevant reserves have been made accordingly each reporting period. Since fashion clothing is trending towards shorter product life cycle and return period we allow for non-corporate stores are relatively long (2 months), current reserve already take into the effect of introducing new products on expected return of previous products. The return reserve based on this percentage of sales has been consistent with actual returns in our operating history. As we continue to open more non-corporate stores, we will closely monitor returns for existing and new stores and adjust reserve for returns if necessary. Besides the return policy, we do not offer early payment discounts, incentive discounts based on volume or credit for products that do not sell well to non-corporate stores.

Shipping and handling of merchandise sold to non-corporate stores is not separately billed to customers or paid directly by the customer.

Cost of sales

Cost of sales includes the cost of merchandise sold and related costs including purchasing, receiving, warehousing and other costs.

Store opening expenses

Due to the initial term of the leases with mall operators and the cancellation provisions contained in the store leases, the cost of leasehold improvements and store fixtures are charged to expense as incurred.

Advertising expense

Advertising expense is charged to operations as incurred and aggregated approximately $25,000 and $17,000 for the years ended June 30, 2008 and 2007, respectively.

Cash

The Company includes in cash and cash equivalents all short-term, highly liquid investments that mature within three months of their acquisition date.  Cash equivalents consist principally of investments in interest-bearing demand deposit accounts and liquidity funds with financial institutions and are stated at cost, which approximates fair value.

Accounts receivable

Accounts receivable consist of amounts due from mall operators which are generally received within thirty days and amounts due from sales to non-corporate stores.  The risk of credit loss in the Company’s trade receivables is substantially mitigated by the Company’s credit evaluation process, short collection terms from mall operators and deposits required from non-corporate store operators.  Allowances for potential credit losses are determined based on historical experience and current evaluation of the composition of accounts receivable.  Historically, credit losses have been within management’s expectations.

Inventories

Inventories, consisting of finished goods and accessories, are valued at the lower of cost as determined by the average cost or market.   Due to the high style nature of the Company’s merchandise, slow moving, out of season and broken style merchandise is sold to discount stores substantially below cost.  Reserves are created to reduce the carrying value of these items to market value.

The company maintains a perpetual inventory and sales report, by store location. This is updated daily based upon shipping and sales reports. A weekly review is made by the merchandising group and management to identify slow moving merchandise. Merchandise, which is slow moving during the first month at a store is reported to the head office, and is sometimes moved to other stores, due to varying style demand in the diverse markets in China. Unsold merchandise is then marked down, and if not sold within 90 days of receipt, it is shipped back to the warehouse. The company then has periodic discount warehouse sales and uses certain liquidators.

The company values inventory at the lower of cost or market, and maintains a reserve for inventory markdown. This encompasses current goods held for liquidation and markdown, and application of historical percentages of current inventory which is anticipated to be marked down and /or liquidated. Currently this percentage stands at 10% of ending inventory level based on historical experience and reverses are made accordingly at each reporting period. The company periodically adjusts the percentage based on a review of changing ratios and the percentage of selling prices recovered through liquidation.
Property and equipment

Property and equipment are recorded at cost.  Depreciation is provided in amounts sufficient to amortize the cost of the related assets over their useful lives using the straight line method for financial reporting purposes, whereas accelerated methods are used for tax purposes.

Maintenance, repairs and minor renewals are charged to expense when incurred.  Replacements and major renewals are capitalized.

    Deferred income taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109) which requires that deferred tax assets and liabilities be recognized for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  In addition, SFAS 109 requires recognition of future tax benefits, such as carryforwards, to the extent that realization of such benefits is more likely than not and that a valuation allowance be provided when it is more likely than not that some portion of the deferred tax asset will not be realized.

Foreign currency translation

Since the Company operates solely in the PRC, the Company=s functional currency is the Chinese Yuan (ARMB@).    Assets and liabilities are translated into U.S. Dollars at the June 30th exchange rates and records the related translation adjustments as a component of other comprehensive income (loss).  Revenue and expenses are translated using average exchange rates prevailing during the period.  Foreign currency transaction gains and losses are included in current operations.

Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by shareholders and distributions to shareholders.  Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. Comprehensive income includes net income and the foreign currency translation gain, net of tax.

Statement of cash flows

In accordance with Statement of Financial Accounting Standards No. 95, “Statement of cash Flows,” cash flows from the Company’s operations are calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Segment reporting

Statement of Financial Accounting Standards No. 131 (“SFAS 131”), “Disclosure about Segments of an Enterprise and Related Information” requires use of the “management approach” model for segment reporting.  The management approach model is based on the way a company’s management organized segments within the company for making operating decisions and assessing performance.  Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.  SFAS 131 has an immaterial effect on the Company’s financial statements, as the Company consists of one reportable business segment, the sale of merchandise.

Recent accounting pronouncements

In May 2008, the FASB issued Statement of Financial Accounting Standards No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”), which identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of non-governmental entities that are presented in conformity with U.S. GAAP.  SFAS 162 is effective for the Company sixty days following the SEC’s approval of the Public Company Accounting Oversight Board (PCAOB) amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles”.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS 141R”), which requires most identifiable assets, liabilities, non-controlling interests and goodwill acquired in a business combination to be recorded at “full fair value”.  Under SFAS 141R, all business combinations will be accounted for under the acquisition method.  Significant changes, among others, from current guidance resulting from SFAS 141R include the requirement that contingent assets and liabilities and contingent consideration shall be recorded at estimated fair value as of the acquisition date, with any subsequent changes in fair value charged or credited to earnings.  Further, acquisition-related costs will be expensed rather than treated as part of the acquisition.  SFAS 141R is effective for periods beginning on or after December 15, 2008.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115”. SFAS No. 159 allows companies to choose to measure eligible financial instruments and certain other items at fair value that are not required to be measured at fair value.  SFAS No. 159 requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings at each reporting date.  SFAS No. 159 is effective for fiscal years beginning after November 15, 2007 and will be adopted by the Company beginning in the first quarter of fiscal 2009.

The adoption of these standards is not expected to have a material impact on the Company’s results of operations or financial position.

2	ACQUISITION

On September 20, 2007, Baby Fox International, Inc. entered into an equity share acquisition agreement with Fengling Wang, who owns 100% of Shanghai Baby Fox Fashion Co., Ltd., (“Shanghai”).  Pursuant to the agreement, the Company purchased 100% of the equity shares of Shanghai in exchange for RMB 5.72 Million (equivalent to $806,608), which was borrowed from an officer of the Company.  This amount was subsequently contributed to equity.

This transaction is deemed a transaction between entities under common control and, accordingly, the financial statements are those of Shanghai.

3	RELATED PARTY TRANSACTIONS

The Company purchased approximately 49% of its merchandise from ChangZhou CTS Fashion Co., Ltd. (“ChangZhou”) which is owned by the CEO of the Company.  Total purchases from ChangZhou approximated $4,550,000.

Total accounts payable to (receivable from) ChangZhou for the years ended June 30, 2008 and 2007 aggregated $801,080 and $(552,927), respectively.

4	DEPOSITS PAYABLE

Deposits payable consist of $869,868 in deposits from vendors for the purchase of merchandise and $807,959 in security deposits from licensed non-corporate stores.  Pursuant to the terms of the contracts with licensed non-corporate stores, the security deposits are fully refundable at the end of the contract term with no interest due.

5	ACCRUED EXPENSES AND SUNDRY CURRENT LIABILITIES

Accrued expenses and sundry current liabilities consist of the following:

	June 30,
	2008	2007

Employee benefits payable	$115,785	$58,870
Value added tax payable	93,061	55,320
Income tax payable	-	117,471
Salary payable	114,638	62,315
Store expense	301,331	53,994
Agency fee	219,308	-
Interest payable	24,224	-
Sundry current liabilities	3,413	1,895
	$871,760	$349,865

6	DIVIDENDS PAYABLE

The Company’s wholly-owned subsidiary, Shanghai Baby Fox Fashion Co., Ltd. declared dividends on August 8, 2007 and December 10, 2007 in the amount of $401,973 and $433,757, respectively.

7	LONG-TERM DEBT

Long-term debt consists of the following:

Amount borrowed from shareholder, bearing interest at 5% per annum and due February 17, 2013	$810,160

Amount borrowed from an unrelated party, bearing interest at 10% per annum and due June 16, 2010	831,915
$1,642,075
Long-term debt matures as follows:

Year ended June 30,
2010	831,915
2013	810,160

8	INCOME TAXES

A reconciliation of the U.S. Federal statutory income tax rate to the Company’s actual income tax rate is as follows:

	2008	2007
U.S. Federal income tax rate	(35)	35
Loss not available for tax purposes	35	0
Impact of operations in China taxed at lower rate	0	(2)
Effective income tax rate	0	33

Based upon the Company’s limited operating history, which includes an operating loss in the last year and the Company’s assessment of its ability to achieve future taxable income, a 100% valuation allowance has been established for deferred tax assets.  The operating loss carryforward of $1,235,000 expires between 2009 and 2013.

9             COMMITMENTS AND CONTINGENCIES

The Company is obligated under operating leases for their headquarter facilities, distribution center and certain stores located in malls.  Aggregate minimum annual rentals under non-cancelable leases are as follows:

Fiscal year ending
2009	$1,428,251
2010	361,680
2011	242,197
2012	242,197
2013	228,092
Thereafter	-

Approximately 25% of company owned stores in malls have minimum annual rentals plus percentage rents.  The remaining stores do not have minimum rentals, but have percentage rent requirements. These leases can be terminated if performance does not meet certain predetermined levels.

Rental expense charged to operations for the years ended June 30, 2008 and 2007 aggregated approximately $2,756,000 and $1,411,844, respectively inclusive of percentage rents of $1,630,000 and $1,411,000, respectively.

10           RISK FACTORS

Vulnerability due to Operations in PRC

The Company=s operations may be adversely affected by significant political, economic and social uncertainties in the PRC.  Although the PRC government has been pursuing economic reform policies for more than 20 years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC’s political, economic and social conditions.  There is also no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective.

Substantially all of the Company’s businesses are transacted in RMB, which is not freely convertible.  The People’s Bank of China or other banks are authorized to buy and sell foreign currencies at the exchange rates quoted by the Peoples Bank of China.  Approval of foreign currency payments by the People’s Bank of China or other institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

Since the Company has its primary operations in the PRC, the majority of its revenues will be settled in RMB, not U.S. Dollars.  Due to certain restrictions on currency exchanges that exist in the PRC, the Company’s ability to use revenue generated in RMB to pay any dividend payments to its shareholders may be limited.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentration of credit risk are primarily cash and cash equivalents.  As of December 31, 2007, substantially all of the Company=s cash was managed by financial institutions.

Competition

The sale of women’s fashion and accessories through retail stores is a highly competitive business with numerous competitors, including individual and chain fashion specialty stores, department stores and discount retailers.  Brand image, marketing, fashion design, price, service, fashion assortment and quality are the principal competitive factors in retail store sales.  A failure to compete effectively could adversely affect growth and profitability ..

868,262
Shares of
Common Stock

BABY FOX
INTERNATIONAL, INC.

PROSPECTUS

May 15, 2009

DEALER PROSPECTUS DELIVERY OBLIGATION

Until [____], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:

Registration Fee	$7
Legal Fees and Expenses	40,000
Accounting Fees and Expenses	7,500
Printing	5,000
Miscellaneous Expenses	0
Total	$52,507

Item 14.  Indemnification of Directors and Officers

The only statue, charter provision, by-law, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

Our certificate of incorporation limits the liability of our directors and officers to the maximum extent permitted by Nevada law. Nevada law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for: (i) breach of the directors’ duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption, and (iv) any transaction from which the director derives an improper personal benefit.  Nevada law does not permit a corporation to eliminate a director’s duty of care, and this provision of our certificate of incorporation has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director’s breach of the duty of care.

The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. We also maintain officers’ and directors’ liability insurance coverage.

Insofar as indemnification for liabilities may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

Item 15.  Recent Sales of Unregistered Securities

In March 2008, we completed a Regulation D, Rule 506 Offering in which we issued a total of 427,500 shares of our common stock to a total of 32 investors, at a price per share of $.20 for an aggregate offering price of $85,500.

The 32 investors are direct and indirect business contact of our chief executive officer, Jieming Huang. The individual receivers and controlling owner of the receiving entity of below shares are accredited investors.

The following sets forth the identity of the class of persons to whom we sold these shares and the amount of shares for each shareholder:

Lan Yu	12,500
Qianfan Wang	12,500
Xianjiang Liu	10,000
Ran Li	10,000
Chen Chen	15,000
Long Cheng	25,000
Jing Tao	25,000
Transworld Consulting Group Inc.	12,500
Xiaobo Wu	12,500
Allan M. Dyson	7,500
Terauchi Yasutada	15,000
Toshiyuki Tatsuda	15,000
Satomi Abe	15,000
Naoya Abe	15,000
Norihiko Mabuchi	15,000
Kengo Kato	15,000
Hiroshi Ito	15,000
Yoshimi Iitsuka	15,000
Bruce Irish	12,500
Jing Tang	10,000
Johann Tse	5,000
Qiangfei Xia	10,000
Haruo Nishizawa	15,000
Yuezhi Zhao	5,000
Masaro Fucuyamo	15,000
Tri Superior Trading	15,000
Takashi Yamaguchi	15,000
Hayashi Kazuo	15,000
Xue Tao Peng	12,500
Keiko Kizu	15,000
Hao Xia	10,000
Liang He	10,000

(10)
The Common Stock issued in our Regulation D, Rule 506 Offering was issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Rule 506 of Regulation D of the Securities Act of 1933. In accordance with Section 230.506 (b)(1) of the Securities Act of 1933, these shares qualified for exemption under the Rule 506 exemption for this offerings since it met the following requirements set forth in Reg. ss.230.506:   No general solicitation or advertising was conducted by us in connection with the offering of any of the Shares.

(B)         At the time of the offering we were not: (1) subject to the reporting requirements of Section 13 or 15 (d) of the Exchange Act; or (2) an investment company” within the meaning of the federal securities laws.

(C)         Neither we, nor any of our predecessors, nor any of our directors, nor any beneficial owner of 10% or more of any class of our equity securitiescurrently connected with us in any capacity has been convicted within the past ten years of any felony in connection with the purchase or sale of any security.

(D)        The offers and sales of securities by us pursuant to the offerings were not to evade any registration or resale requirements of the securities laws of the United States or any of its states.

(E)          None of the investors are affiliated with any of our directors, officers or any beneficial owner of 10% or more of our securities.

Please note that pursuant to Rule 506, all shares purchased in the Regulation D Rule 506 offering completed in March 2008 were restricted in accordance with Rule 144 of the Securities Act of 1933. We have never utilized an underwriter for an offering of our securities.

On January 18, 2008, we issued a total of 1,942,513 shares of our common stock, $.001 par value per share to the following individuals for services rendered:

Favor Jumbo Enterprises Limited	286,313
First Prestige, Inc.	665,180
JD Infinity Holdings, Inc.	475,129
Catalpa Holdings, Inc.	475,129
Avenndi, LLC	20,000
Ying Yue Song	13,762
Wei Zhuang	5,000
Jing Jin	2,000

These shares are valued at $0.20 per share, the same valuation as it was in our private placement closed in March 2008. All of the recipients of our common stock in the table above are sophisticated investors.

In March 2008, we issued a total of 427,500 shares of our common stock to 32 shareholders at $.20 per share for an aggregate of $85,500 in a private offering under Regulation D Rule 506 promulgated under Section 4(2) of the Securities Act.

Qian Wang is the sole and controlling shareholder of Favor Jumbo Enterprises Limited, a British Virgin Islands company. At the time as of January 18, 2007, Qian Wang and our CEO, Jieming Huang, were not married. There was no family relationship between Qian Wang and Jieming Huang then. On January 18, 2007, we and Qian Wang entered into a consulting agreement. Among other things, Qian Wang will introduce and supervise the work of Beijing Allstar Business Consulting, Inc., provide both verbal and written translation between English and Chinese for Baby Fox executives, and provide strategic consulting and advice to Baby Fox’s executives to understand U.S. capital market and various related issues regarding our private placement and related common stock registration with the U.S. Securities and Exchange Commission (SEC) and to file our applications with The Financial Industry Regulatory Authority (FINRA) in order to have our common stock quoted on OTC Bulletin Board. Qian Wang’s services were valued at $96,263 which defined in her agreement with us. Among her total compensation, approximate 40% or $39,000 is in cash payment and the rest 60% is in common shares.  We paid Qian Wang $9,750 on May 21, 2007; and $11,250 on May 29, 2008. We will owe Qian Wang additional $10,500 cash if our common stock registration statement is declared effective by SEC and additional $7,500 cash if the common stock is quoted on the OTC Bulletin Board. On January 18, 2008, we awarded Qian Wang 286,313 shares as compensation for her services rendered. Qian Wang designated Favor Jumbo Enterprises Limited, solely owned and controlled by Qian Wang, as the holder of the 286,313 shares. These shares are valued at $0.20 per share of the same valuation as it was in our private placement in March 2008.

On May 18, 2007, our wholly-owned subsidiary, Shanghai Baby Fox, entered into a consulting agreement with Beijing Allstar Business Consulting, Inc. (“Allstar”). On January 18, 2008, we and Allstar amended and restated the consulting agreement. According to the Amended and Restated Consulting Agreement, among other things, Allstar and its chosen consultants provide advice on our capital structure, financing options, types of financial instruments to be offered, and the market segment for which the financial instruments are suitable. In addition, Allstar and its chosen consultants will also provide linguistic services for Baby Fox, including assisting with translations from English to Chinese and Chinese to English; introduce professional firms and individuals to us, including a U.S. law firm, U.S. accounting firm, broker and dealer, and investment bank. In addition, Allstar will advise us on our incorporation in the state of Nevada. Allstar and its chosen consultants also advise us, with the assistance of our U.S. securities counsel, on our registration of private placement common stock and related filings with the U.S. Securities and Exchange Commission and to file our applications with the FINRA in order to have our common stock quoted on OTC Bulletin Board. We paid Allstar $65,000 on May 21, 2007; and $75,000 on May 29, 2008. We will owe Allstar an additional $70,000 if this registration statement is declared effective and an additional $50,000 if the common stock is quoted on the OTC Bulletin Board.

On May 22, 2007, Avenndi, LLC (“Avenndi”) entered a consulting agreement with Shanghai Baby Fox. Avenndi is a corporate strategy and consultancy firm based in Los Angeles, California. Avenndi recommended various corporate strategies and actions aimed to improve our overall business image and value. Furthermore, Avenndi assisted Baby Fox in the development of a business information memorandum and executive business summary for us. In addition, Avenndi assisted us in the development of our website. We paid a total of $16,500 as compensation for Avenndi’s services. In addition, we agreed to deliver Avenndi 10,000 shares as incentive fees. These shares are valued at $0.20 per share, the same valuation as it was in our private placement closed in March 2008.

Hongtao Shi, Liuyi Zhang and Fred Chang are partner consultants at Allstar. Wei Zhuang and Jing Jin were employees at Allstar. On January 18, 2008, pursuant to the Revenue and Success Sharing Agreements among Allsar, Hongtao Shi, Liuyi Zhang, and Avenndi, LLC, these individuals and companies received an allocation of our common shares when we issued Allstar a total of 1,642,438 our common shares as payment upon entering into the Amended and Restated Consulting Agreement. These shares are valued at $0.20 per share, the same valuation as it was in our private placement in March 2008.  Four of the recipients from Allstar had designees controlled by them to be the record holder of the shares. Hongtao Shi, Liuyi Zhang and Allstar designated the following companies: First Prestige, Inc, JD Infinity Holdings, Inc. and Catalpa Holdings, Inc., to hold the common shares. All of these three companies are the British Virgin Islands’ companies. First Prestige, Inc. is solely owned and controlled by Hongtao Shi; JD Infinity Holdings, inc. is solely owned and controlled by Liuyi Zhang; and Catalpa Holdings, Inc. is solely owned and controlled by Fred Chang. In addition, Avenndi, LLC is solely owned and controlled by John Kennedy and Beijing Allstar Business Consulting, Inc. is a People’s Republic of China registered consulting company solely owned and controlled by Fred Chang.

To summarize, the designees listed below are the current holders of the 1,642,438 common shares issued by us on January 18, 2008:

First Prestige, Inc.	665,180
JD Infinity Holdings, Inc.	475,129
Catalpa Holdings, Inc.	475,129
Avenndi LLC	20,000
Wei Zhuang	5,000
Jing Jin	2,000

On January 31, 2008, we entered into an engagement agreement with a People’s Republic of China licensed law firm, DueBound Offices(“DueBound”).  Ying Yue Song is a partner at DueBound which will provide legal services including issuance of China Legal Opinion Letter for us. Instead of paying DueBound in the amount approximately equivalent to $2,752 (RMB20,000), we issued DueBound’s designee, Ying Yue Song, 13,762 shares of our common stock. These shares were valued at $0.20 per share, the same price as it was in our private placement in March 2008.

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the shareholders had the necessary investment intent as required by Section 4(2) since it agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On January 18, 2008, we issued a total of 37,957,488 shares of our common stock, $.001 par value per share to Baby Fox Limitedas founder’s shares. Baby Fox Limited is a British Virgin Islands Company solely owned and controlled by Mr. Hitoshi Yoshida.

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the shareholder had the necessary investment intent as required by Section 4(2) since it agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description of Exhibit

Exhibit No.	Description
3.1	Articles of Incorporation*
3.2	Bylaws*
5.1	Opinion of Anslow & Jaclin, LLP
10.1	Share Acquisition Agreement*
10.2	Supplementary Equity Share Acquisition between Fengling Wang and Hitoshi Yoshida.
10.3	Shanghai Baby Fox Ltd. and Changzhou CTS Purchase and Sale Contract **
10.4	Non-Corporate Store Sample Agreement **
10.5	Shanghai Office Lease **
10.6	Changzhou Warehouse Lease
10.7	Changzhou Office Space Lease **
10.8	Loan Agreement between Jeming Huang and Baby Fox International effective February 18, 2008. **
10.9	Loan Agreement between Zengquan Yu and Shanghai Baby Fox, Inc. effective January 16, 2008. **
10.10	Baby Fox Shareholders’ Agreement among Hitoshi Yoshida, and Jieming Huang, Jieping Huang and Linyin Wang Effective May 6, 2008.
10.11	Finder Agreement between Shanghai Baby Fox Fashion Co., Ltd. and Qian Wang Effective January 18, 2007.
10.12	Consulting Agreement between Baby Fox International, Inc. and Beijing AllStar Business Consulting, Inc. Effective April 28, 2008.
10.13	Revenue and Success Reward Sharing Agreement between Beijing AllStar Business Consulting, Inc. and Hongtao Shi Effective January 18, 2007.
10.14	Revenue and Success Reward Sharing Agreement between Beijing AllStar Business Consulting, Inc. and Liuyi Zhang Effective January 18, 2007.
10.15	Share Interest Agreement between Beijing Allstar Business Consulting, Inc. and Avenndi Limited Liability Company Effective October 16, 2007.
10.16	Advisor Agreement between Shanghai Baby-fox Fashion Co., Ltd. and Avenndi Limited Liability Company Effective May 22, 2007.

10.17	Website Agreement between Shanghai Baby-fix Fashion Co, Ltd, along with its Subsidiaries and Avenndi Effective September 06, 2007.

14.1	Code of Ethics*
21.1	Subsidiaries of the registrant*
23.1	Consent of Paritz & Company, P.A.
23.2	Consent of Anslow & Jaclin, LLP (filed as part of Exhibit 5)
24.1	Powers of Attorney (included on the signature page).
99.1	Stock Option Agreement between Hitoshi Yoshida and Linyin Wang
99.2	Stock Option Agreement between Hitoshi Yoshida and Jieping Huang
99.3	Stock Option Agreement between Hitoshi Yoshida and Jieming Huang
99.4	Shanghai Baby Fox Ltd. Store Sales Metrics

* Filed as Exhibits to the Form S-1 filed with the SEC on May 12, 2008, and incorporated herein by reference.
** Filed as Exhibits to the Form S-1/A filed with the SEC on February 9, 2009, and incorporated herein by reference.

Item 17.  Undertakings

(A)The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) to include any additional or changed material information with respect to the plan of distribution.

i.	Provided however, that:

(a)              Paragraphs (A)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(b)              Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(i)           If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)_           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B (?230.430B of this chapter):

A.      Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.       Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) The issuer is subject to Rule 430C (ss. 230. 430C of this chapter): Each prospectus filed pursuant to Rule 424(b)(ss. 230. 424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss. 230. 430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(6)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on the 15th day of May, 2009.

Baby Fox International, Inc.

By:	/s/ Jieming Huang
Jieming Huang Chief Executive Officer

By:	/s/ Ping Chen
Ping Chen Vice President of Finance Principal Accounting Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mr. Jieming Huang as his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

Name	Title	Date

/s/ Jieming Huang	Chief Executive Officer,	May 15, 2009
Jieming Huang	President and Chairman

/s/ Fengling Wang	Director	May 15, 2009
Fengling Wang

/s/ Jieping Huang	Director	May 15, 2009
Jieping Huang

/s/ Ping Chen	Vice President of Finance, Principal	May 15, 2009
Ping Chen	Accounting Officer and Controller